UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

DLH HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
SEC 1913 (02-02)		Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

DLH HOLDINGS CORP.
1776 Peachtree Street, NW
Atlanta, Georgia 30309
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on February 13, 2014
Date, Time and Location
You are cordially invited to the Annual Meeting of Shareholders of DLH Holdings Corp., a New Jersey corporation, to be held at the New York Marriott Downtown, 85 West Street, New York, New York 10006, on February 13, 2014 at 10:00 a.m. local time.
Agenda
The agenda for the annual meeting is as follows:
1.    To elect two Class III Directors to hold office for a period of three years until 2017 or until their successors are duly qualified and elected;
2.    To hold a non-binding advisory vote on the compensation of our named executive officers;
3.    To approve amendments to the Company’s 2006 Long Term Incentive Plan to increase the number of shares available for issuance under such plan and make certain other revisions, as described in proposal 3 of the proxy statement;
4.    To ratify the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for the fiscal year ending September 30, 2014; and
5.    To transact such other business that may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.
Record Date and Voting
The record date for the annual meeting is December 20, 2013. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting. A list of record shareholders will be available for inspection at the offices of our counsel, Becker & Poliakoff, LLP, located at 45 Broadway, New York, New York 10006 for a period of ten days before the annual meeting.
Whether or not you plan to attend, to assure that your shares are represented at the meeting please either complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope or follow the instructions to vote your shares by the Internet or telephone. If you do attend, you may revoke any prior proxy and vote your shares in person. Any prior proxy will automatically be revoked if you execute the accompanying proxy or if you notify the secretary of the corporation, in writing, prior to the annual meeting of shareholders. We have included a postage‑prepaid envelope for your use, or you may follow the instructions on your proxy card for voting by Internet or by telephone. Submitting your instructions by any of these methods will not affect your right to attend the meeting and vote in person.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders on February 13, 2014
The Proxy Statement and our 2013 Annual Report to Shareholders are available at:
http://www.cstproxy.com/dlhcorp/2014.

By Order of the Board of Directors
/s/ VICTOR J. DIGIOIA Victor J. DiGioia,
Dated: January 3, 2014	Secretary

DLH HOLDINGS CORP.
1776 Peachtree Street, NW
Atlanta, Georgia 30309
PROXY STATEMENT
For
Annual Meeting of Shareholders
to be held on February 13, 2014
This proxy statement and the accompanying form of proxy are being furnished to you as a shareholder of DLH Holdings Corp., a New Jersey corporation (“DLH” or the “Company”), in connection with the Annual Meeting of Shareholders to be held on February 13, 2014 at 10:00 a.m. (Eastern time) at the New York Marriott Downtown, 85 West Street, New York, New York 10006, and at any adjournment or postponement of the meeting. This proxy statement and the accompanying form of proxy is being made available on or about January 3, 2014 to shareholders entitled to vote at the annual meeting.
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
On December 20, 2013 (the “Record Date”), there were issued and outstanding 9,602,773 shares of common stock. Only holders of common stock of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the annual meeting and any adjournment thereof. Each share of common stock is entitled to one vote on each matter submitted to shareholders. Voting is on a non‑cumulative basis. Shares of our common stock represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted:

1.	FOR the election of the two persons nominated by the Board of Directors to serve as Class III Directors;

2.	FOR the resolution approving the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC;

3.
FOR the amendment to the 2006 Long Term Incentive Plan to increase the number of shares of common stock available for issuance under such plan and to make certain other revisions, as described in proposal 3 of the proxy statement;

4.	FOR the ratification of WithumSmith+Brown, PC as our independent registered public accounting firm for the fiscal year ending September 30, 2014; and

5.
FOR such other matters as may be properly brought before the meeting, and any adjournment or postponement thereof, and for which the persons named on the enclosed proxies determine, in their sole discretion to vote in favor.

INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On January 3, 2014, we mailed to our shareholders (other than those who previously requested electronic delivery) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs our shareholders on how to access their proxy card to vote through the Internet or by telephone.
This process is designed to expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. However, if a shareholder would prefer to receive printed proxy materials, the shareholder may follow the instructions included in the Notice of Internet Availability. If a shareholder has previously elected to receive our proxy materials electronically, that shareholder will continue to receive these materials via e-mail unless he or she elects otherwise.
Quorum
Under our bylaws, the presence, either in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock is necessary to constitute a quorum permitting action to be taken at the annual meeting.

Shares are counted as present at the meeting if you are present in person at the meeting, or if you have properly submitted a proxy. In addition, abstentions and broker non‑votes are counted as present at the annual meeting for the purpose of determining the presence of a quorum.
Vote required
Election of directors is by plurality vote, with the two nominees receiving the highest vote totals to be elected as Class III Directors of DLH. With respect to the election of the Class III Directors, a shareholder may vote “FOR” OR “WITHHOLD AUTHORITY.” Votes indicating “WITHHOLD AUTHORITY” will be counted as a vote against the nominee. Abstentions and broker non‑votes will not affect the outcome of the election of directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1.
To approve Proposal 2, we must receive the affirmative vote of at least a majority of the votes cast at the annual meeting by our shareholders. For Proposal 2, a shareholder may indicate “FOR,” “AGAINST” OR “ABSTAIN” on the proxy card. For purposes of determining the number of votes cast with respect to Proposal 2, only those votes cast “FOR” OR “AGAINST” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting and therefore will have no effect on the outcome of the vote for this proposal. This vote is advisory only and not binding on the Company. Although this is advisory, we, our Board of Directors, and the Management Resources and Compensation Committee of the Board value the opinions of our shareholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.
To approve Proposal 3, the amendments to the 2006 Long Term Incentive Plan, and Proposal 4, the ratification of the appointment of WithumSmith+Brown, PC as our independent registered public accounting firm for fiscal 2014, we must receive the affirmative vote of at least a majority of the votes cast at the annual meeting by our shareholders for each proposal. For both Proposal 3 and Proposal 4, a shareholder may indicate “FOR,” “AGAINST” OR “ABSTAIN” on the proxy card. For purposes of determining the number of votes cast with respect to both of these proposals, only those votes cast “FOR” OR “AGAINST” are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting and therefore will have no effect on the outcome of the vote for this proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm cannot vote your unvoted shares on Proposal 3, but may vote your unvoted shares on Proposal 4.
A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If you do not give instructions to your broker, bank, or other agent, it can vote your shares only with respect to discretionary items, but not with respect to non‑discretionary items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions, and include the ratification of the selection of our independent registered public accounting firm (Proposal 4). On non‑discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes. Proposals 1, 2 and 3 are considered non‑discretionary proposals and you must give instructions to your broker, bank or other agent in order to vote your shares with respect to these proposals.
Any other matter submitted to the shareholders will require the affirmative vote of a majority of the shares represented and entitled to vote, in person or by proxy, at the annual meeting, unless a greater percentage is required either by law or by our amended certificate of incorporation or bylaws. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the annual meeting of shareholders. The Board of Directors is not currently aware of any such other matters. If any other matter does properly come before the annual meeting, the Board of Directors intends that the persons named in the enclosed form of proxy will vote on such matter in accordance with their judgment.
Manner of Voting
Shareholders whose shares are registered in their own names may vote via the Internet, by telephone or by mailing a completed proxy card as an alternative to voting in person at the meeting. Instructions for voting via the Internet, by telephone and by mail are set forth on the enclosed proxy card and are summarized below. For shares held in street name, please refer to the voting instruction card included by your broker or nominee.

By Internet—If you have Internet access, you may submit your proxy by following the “Vote by Internet” instructions on the proxy card.
By Telephone—You may submit your proxy via telephone by following the “Vote by Telephone” instructions on the proxy card.
By Mail—You may submit your proxy by signing your proxy card and mailing it in the enclosed, postage‑prepaid envelope.
If you choose to vote in person, you can attend the annual meeting and cast your vote in person. If you are a registered holder, your shares will be voted in the manner that you indicate in your proxy. If you return a signed proxy card but do not indicate how you wish to vote your shares, your shares will be voted FOR the election of the two (2) Class III director nominees, FOR the approval of the compensation of our named executive officers, FOR the amendment of the 2006 Long Term Incentive Plan, and FOR the ratification of WithumSmith+Brown, PC as our independent registered public accounting firm for fiscal 2014.
Shares held in Street Name
If you hold your shares in street name, you should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the phone or via the Internet. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If you hold your shares in “street name” through a broker or other nominee, then the broker who holds your shares has the authority under the applicable stock exchange rules to vote on certain items when they have not received instructions from you. However, as explained above, if you hold your shares in street name you must cast your vote if you want it to count for proposals 1, 2 or 3; no votes will be cast on your behalf on such proposals if you hold your shares in street name and you do not instruct your bank or broker how to vote. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (proposal 4 of this proxy statement).
Revocation of Proxies
Any proxy may be revoked at any time before it is voted at the annual meeting. A shareholder may revoke a proxy by submitting a proxy bearing a later date or by notifying the secretary of DLH either in writing prior to the annual meeting or in person at the annual meeting. Revocation is effective only upon receipt of such notice by the secretary of DLH. Shareholders who hold their shares through a broker, bank or other nominee and wish to vote at the meeting must bring to the meeting a letter from the broker, bank or other nominee confirming their beneficial ownership of the shares to be voted.
Solicitation of Proxies
We will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain directors to solicit proxies from shareholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to the beneficial owners of our common stock held of record by such persons, and we may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.
Annual Report
The Annual Report on Form 10-K for the fiscal year ended September 30, 2013, including financial statements, accompanies this proxy statement. Any reference in this proxy statement to the “year” or the “fiscal year” means DLH’s fiscal year commencing October 1, 2012 to and including September 30, 2013, unless otherwise specifically indicated.
Principal Offices
The principal executive offices of DLH are presently located at 1776 Peachtree Street, N.W. Atlanta, Georgia 30309. Our telephone number is (866) 952-1647.

Recommendation of the Board of Directors
The recommendations of our Board of Directors are set forth in the description of the matters to be acted on in this proxy statement. In summary, our Board of Directors recommends a vote:

•	FOR the election of the two (2) nominees for Class III Directors (see PROPOSAL 1);

•	FOR the resolution approving the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (see PROPOSAL 2);

•	FOR the approval of the amendments to the 2006 Long Term Incentive Plan (see PROPOSAL 3); and

•	FOR the ratification of Withum Smith + Brown, PC as our independent registered public accounting firm for fiscal 2014 (see PROPOSAL 4).
With respect to any other matter that properly comes before the meeting, or any adjournment or postponement, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, they will vote in their own discretion. If you sign and return your proxy card but do not specify how you want to vote your shares, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.
PROPOSAL I—ELECTION OF CLASS III DIRECTORS
Board Structure and Nominees
Our certificate of incorporation provides for the classification of the Board into three classes of directors, each class as nearly equal in number as possible, but not less than one director, and each director to serve for a three-year term, staggered by class. The certificate of incorporation provides that any class of directors of DLH may be removed by the shareholders only for cause by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of all outstanding voting stock. Any vacancies on the Board are filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any person nominated by the Board of Directors to fill the vacancy will serve until completion of the term of the class member being filled.
The affirmative vote of a plurality of the votes cast, voting together as a single class at the annual meeting of shareholders, is required to elect the nominees for Class III Directors. All proxies received by the Board of Directors will be voted for the election as directors of the nominees listed below if no direction to the contrary is given. In the event that any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person in his stead. The Board of Directors knows of no reason to anticipate that this will occur. No family relationship exists between any of our nominees for election as a director and other directors or executive officers of DLH.
The terms of the Class III Directors expire at this annual meeting. The present directors of DLH nominated for re-election to our Board of Directors as Class III Directors at the annual meeting are Messrs. Martin J. Delaney and Zachary C. Parker. Each Class III Director nominated for election at the annual meeting is currently serving as a director of DLH. Mr. Parker also serves as our President and Chief Executive Officer. Our Board is currently constituted as set forth in the following table. The Class III Directors are the only directors nominated for election at the annual meeting.

Name	Position with Company and Age	Director Continuously Since	Current Term Expires

	CLASS III—NOMINEES
Martin J. Delaney	Director, 70	1998	2014
Zachary C. Parker	Director, President and Chief Executive Officer, 56	2010	2014

	CLASS I
T. Stephen Johnson	Director, 62	2001	2015
Peter Black	Director, 41	2005	2015

	CLASS II
Frederick G. Wasserman	Chairman of the Board, 59	2007	2016
William H. Alderman	Director, 51	2007	2016
Austin J. Yerks III	Director 67	2012	2016
Business Experience of Board of Directors and Nominees
William H. Alderman joined the Board of Directors in January 2007. Mr. Alderman has over 20 years experience providing investment banking services across multiple industries, with a particular expertise in financings, and mergers and acquisitions in the aerospace and defense industry. Since March 2001, Mr. Alderman has been the President of Alderman & Company, a securities broker specializing in the aerospace and defense industries. Mr. Alderman started his career at Bankers Trust Company and has held senior positions in investment management and corporate development at GE Capital (1990-1995), Aviation Sales Company (1996-1999), and as Managing Director of the aviation investment banking practice of Fieldstone Investments (1999-2001). Mr. Alderman received a MBA from J.L. Kellogg Graduate School of Management in 1989 and is also a graduate of Kenyon College and the Taft School. Mr. Alderman served as a director of Breeze‑Eastern Corp. (chair—nominating committee and member—Audit Committee and Strategic Planning Committee) from 2007 to January 2012 and currently is a member of the Industry Alliance Group of the Supplier Excellence Alliance.
Peter Black joined the Board of Directors in March 2005. For over 12 years, Mr. Black has been an Investment Analyst and Portfolio Manager at Wynnefield Capital, Inc., where he is responsible for researching and identifying small-cap value investments. Prior to joining Wynnefield, Mr. Black was an investment banker in the mergers and acquisition departments of UBS Securities and SG Cowen & Co. Mr. Black is a graduate of Boston College and received his MBA from Fordham University. Wynnefield Capital, Inc., through certain of its investment funds, is the owner of approximately 45% of our outstanding shares of common stock. Mr. Black is currently a director of Underground Solutions, Inc.
Martin J. Delaney joined the Board of Directors in July 1998. Mr. Delaney is an attorney and was a prominent healthcare executive who began his hospital management career in 1971 as an Assistant Administrator at Nassau County Medical Center. He has been a director of a large regional Health Maintenance Organization on Long Island, the Hospital Association of New York State, the Greater New York Hospital Association, and chairman of the Nassau‑ Suffolk Hospital Council. He has been President, CEO and a director of Winthrop University Hospital, Winthrop South Nassau University Health Care Systems, and the Long Island Health Network. He has a graduate degree in health care management from The George Washington University and a law degree from St. John’s University. He has been admitted to practice in New York State and Federal courts.
T. Stephen Johnson has been a director of DLH since September 2001. He served as our Chairman from September 2001 until July 2009. He has served as Chairman of T. Stephen Johnson & Associates, Inc., financial services consulting firm, and its related entities since inception in 1986 and as President and Chief Executive Officer of Brightlane Banking, Inc. since 2012. In November, 2011, Mr. Johnson filed for personal bankruptcy protection under the United States Bankruptcy Code. Mr. Johnson is a long-time banking consultant and Atlanta entrepreneur who has advised and organized dozens of community banks throughout the Southeast. He was the Chairman from 1990 until 2009, and principal owner, of Bank Assets, Inc., a provider of benefit programs for directors and officers of financial institutions and was also a former chairman of the board (until 2010) of Directo, Inc. a company specializing in providing financial services for un-banked individuals and a former chairman of Atlanta Financial Corporation.
Zachary C. Parker became Chief Executive Officer and President of DLH Holdings Corp. in February 2010. He has over 25 years of experience with the government services market, including DoD, holding several senior and executive management positions in addition to business development posts. His tenure includes approximately 19 years with Northrop Grumman, 7 years with GE Government Services (now Lockheed Martin), and 3 and 2 years with VSE Corporation and VT Group, respectively. Prior to joining DLH, Mr. Parker held executive positions, including President and previously Executive Vice President for Business Development, within VT Group, from March 2008 to February 2010. His executive development includes the GE Crotonville Executive Development Program and Darden Executive Leadership Program. Mr. Parker is active in both professional and community associations including the Governmental Affairs Committee and the Veteran Affairs Task Force of the Washington DC-based Professional Services Council and has served as industry co-chair of the Government/Industry Partnership Executive council. He is an advisory board member of Hero Health Hire (a non-profit entity). Mr. Parker earned his bachelors degree from California State University, Northridge (with honors) specializing in Human Factors Engineering and has completed post-graduate studies.

Frederick Wasserman joined the Board of Directors in January 2007 and was appointed as our Chairman in July 2009. Mr. Wasserman is President of FGW Partners, LLC, a financial management consulting firm he started effective May 1, 2008. From August 2005 until December 31, 2006, Mr. Wasserman was the Chief Operating/Financial Officer for Mitchell & Ness Nostalgia Co., a privately-held manufacturer and distributor of licensed sportswear and authentic team apparel. Prior to Mitchell & Ness, Mr. Wasserman served as the President of Goebel of North America, a U.S. subsidiary of the German specialty gift maker, from 2001 to 2005. Mr. Wasserman also served as the Chief Financial Officer of Goebel North America in 2001. Mr. Wasserman began his career in the public accounting profession. He received a Bachelor of Science degree in Economics from the University of Pennsylvania’s Wharton School, and has been a Certified Public Accountant. Mr. Wasserman also currently serves as a director of Breeze Eastern Corporation (chairman—Audit Committee, member—Compensation Committee), MAM Software Group, Inc. (chairman—Audit Committee and member—Governance and Nomination Committee), SMTC Corp. (chairman—Audit Committee), and National Holdings Corporation. He has previously served as a director of the following companies: Allied Defense Group, Inc. from December 2006 to July 2010 (member—Audit Committee), Acme Communications, Inc. from December 2006 to June 2013 (chairman—Compensation Committee, member—Audit Committee), Crown Crafts, Inc. from July 2007 to August 2010 (member—Compensation Committee), and Gilman + Ciocia, Inc. from September 2007 to October 2013 (chairman—Compensation Committee, member—Audit Committee).
Austin J. Yerks III was elected to our Board of Directors in November 2012. Mr. Yerks has served as a senior executive in the federal marketplace for over 30 years and from April 1998 to October 2011 held senior managerial positions with Computer Sciences Corporation (CSC) and from 2005 to October 2011, he was the President of CSC’s North American Public Sector—Defense and Intelligence Group, which supported its defense and intelligence clients. Prior to that, he was the President of CSC’s Federal Business Development organization, with responsibility for all business development and strategic marketing oversight for the operational business units of CSC’s Federal Sector. Before joining CSC, Mr. Yerks held senior management and marketing positions with other prominent defense companies. Presently, he is the President of AJY III Government Strategies LLC, a company he founded which provides consulting services focused on supporting strategic alliances between commercial firms and Federal agencies. In June 2013, Mr. Yerks was elected as a director of NCI, Inc. Mr. Yerks is a member of the board of directors for the National Defense Industrial Association and other trade associations that support the government services market. Mr. Yerks holds a Master’s degree in Business Administration from the University of Miami and a Bachelor of Science degree from the United States Military Academy at West Point. He also served 10 years in the United States Army.
Qualifications of Nominees and Directors
Our Nominating and Corporate Governance Committee has evaluated and recommended each of the directors currently standing for election at the annual meeting. The following table summarizes the specific experience, qualifications, attributes or skills of the directors and director nominees that led our Nominating and Corporate Governance Committee to conclude that such persons should serve as a director of DLH:

Directors and Nominees	Relevant Experience and Qualifications
William H. Alderman
Approximately twenty years of experience in corporate development and investment banking in the aerospace and defense industry, which are businesses that encompass significant government contracting expertise. Possesses a breadth of knowledge about our business as a result of service on our Board since 2007.

Peter Black
Significant business and financial experience and background in investment banking derived from experience with Wynnefield Capital, Inc. and prior employers in the investment banking industry. From his investment banking experience, Mr. Black provides the Board with meaningful guidance in creating shareholder value. Possesses a breadth of knowledge about our business as a result of service on our Board since 2005.

Martin J. Delaney
Extensive experience as an executive in the healthcare industry with over 35 years of management positions in various capacities in healthcare businesses, including service as chief executive of a hospital. From his education and training as an attorney, Mr. Delaney provides the Board with a valuable perspective in considering various matters affecting the Company. Possesses a breadth of knowledge about our business as a result of service on our Board since 1998 and service as senior vice president during 2005.

T. Stephen Johnson
Significant business and financial experience derived from approximately twenty five years of experience in the banking and financial services industries. From his banking experience, Mr. Johnson provides us with specific insights in considering matters concerning the capital markets. Possesses a breadth of knowledge about our business as a result of service on our Board since 2001.

Zachary C. Parker
Mr. Parker is our President and Chief Executive Officer and has extensive executive experience in the government services industry. As a result of his position as our President and Chief Executive Officer, he has a deep understanding of our operations and strategy and his prior executive experience provides him with significant knowledge of the government services industry.

Frederick G. Wasserman
Significant business, accounting and financial experience arising from service as Chief Financial Officer and executive officer of Mitchell & Ness Nostalgia Co., Goebel of North American and Papel Giftware as well as 13 years of experience in the public accounting profession. From his experience serving on the board of numerous companies, including Allied Defense Group, Inc., a government contractor, Mr. Wasserman provides the Company with meaningful management and corporate governance expertise. Possesses a breadth of knowledge about our business as a result of service on our Board since 2007.

Austin J. Yerks III
Mr. Yerks possesses extensive experience in the government services industry, having served as an senior executive of Computer Sciences Corp. for approximately 12 years and a combined three decade career in the federal marketplace. Mr. Yerks is a current or former board member of a number of trade associations that support the government services market and also served for 10 years in the U.S. Army. Through his experience, Mr. Yerks possesses significant expertise about the markets in which we compete and as a board member will be able to provide us with the benefits of such knowledge.

Business Experience of Executive Officers
Set forth below is information regarding each of our executive officers as of the Record Date. Further information about Mr. Parker is presented above under the heading “Business Experience of Board of Directors and Nominees”.

Name	Age	Positions
Zachary C. Parker	56	President, Chief Executive Officer and Director
Kathryn M. JohnBull	54	Chief Financial Officer
John F. Armstrong	64	Executive Vice President
Kevin Wilson	48	President, DLH Solutions, Inc.
John F. Armstrong, FACHE joined DLH Holdings Corp. as its Executive Vice President on December 1, 2010 and leads our strategic partnerships corporate business development efforts. Mr. Armstrong has over three decades of in-depth experience (both public and private) in the military and the government services industry. Mr. Armstrong most recently served as director of the Sustainment and Health Services operation within Lockheed Martin Corporation from May 2008 to November 2010. Previously, from August 2002 to May 2008, he served as senior vice president of business development for Eagle Group International where he was instrumental in successfully growing the company to a competitive large business prior to being acquired by Lockheed Martin. Additionally, Mr. Armstrong served a distinguished career as an officer in the U.S. Army (Medical Services Corps), retiring as a Colonel in 2002. Mr. Armstrong is a fellow in the American College of Healthcare Executives and earned a Master of Business Administration degree from Marymount University, a Master of Arts from Ball State University and completed his undergraduate studies at the University of Central Florida.
Kathryn M. JohnBull was named Chief Financial Officer on June 25, 2012. She has over 25 years of experience within the government services market, principally with publicly‑traded companies who experienced substantial organic and acquisitive growth. From January 2008 to June 2012, Ms. JohnBull was a senior financial executive with QinetiQ North America, serving in both corporate and operating group roles, including as Senior Vice President—Finance for its overall operations. From August 2002 to December 2007, Ms. JohnBull served as Operations Segment Chief Financial Officer for MAXIMUS, Inc., a publicly‑traded provider of business process outsourcing, consulting and systems solutions. Prior industry positions, with emphasis on tax and treasury, were with BDM International, Inc. and United Defense. Ms. JohnBull is a certified public accountant and from 1985 to 1988 was with Arthur Andersen & Company as a tax manager and staff. Ms. JohnBull received a Bachelor of Business Administration, summa cum laude, from the University of Tulsa.

Kevin Wilson was appointed as the President of our subsidiary DLH Solutions in October 2008, previously serving as the Director of DLH Solutions from June 2007 through September 2008. From January 2004 to June 2007, Mr. Wilson served as the Director of Strategic Alliances of government services provider SAIC, Inc., where he was responsible for business development in the domestic and foreign defense markets. From March 1997 to January 2004, Mr. Wilson was the Program Manager for a multiyear defense services contract with Endress Hauser Systems & Gauging. Mr. Wilson also worked at Tracer Research Corporation from January 1990 to March 1997, where he was Project Manager for the United States Air Force, Air Combat Command professional services contract. Mr. Wilson holds a BS in Business Marketing from Northwest Missouri State University.
Meetings of the Board of Directors; Independence and Committees
During the fiscal year ended September 30, 2013, the Board of Directors met on six (6) occasions and acted on unanimous written consent on one (1) occasion. Our Board of Directors determined that as of September 30, 2013, Messrs. Alderman, Black, Delaney, Johnson, Wasserman and Yerks satisfied the independence requirements within the meaning of the Nasdaq Marketplace Rules. No member of the Board or any committee failed to attend at least, or participated in fewer than, 75% of the meetings of the Board or of a committee on which such member serves. During all of the regularly scheduled meetings in fiscal year 2013, the Board of Directors met in executive session where only the independent directors were present without any members of management.

During the fiscal year ended September 30, 2013, the Board of Directors had four standing committees: Audit Committee, Management Resources and Compensation Committee, Nominating and Corporate Governance Committee and Strategic Planning Committee. Each of these committees has a written charter approved by the Board of Directors. All of the charters of our Board committees, as well as the Company’s corporate governance guidelines, are available at the Company’s website, www.dlhcorp.com (click on “Investors”, then on “Corporate Governance”). However, in August 2013, our Board suspended further functioning of the Strategic Planning Committee.
For the fiscal year ended September 30, 2013, a general description of the duties of the committees, their members and number of times each committee met were as follows:
Audit Committee. A copy of the Audit Committee’s amended and restated charter may be viewed on our website at www.dlhcorp.com. Our Audit Committee acts to: (i) review with management the finances, financial condition and interim financial statements of the Company; (ii) review with our independent registered public accounting firm the year-end financial statements; and (iii) review implementation with the independent registered public accounting firm and management of any action recommended by the independent registered public accounting firm and (iv) retain and terminate our independent registered public accounting firm. During the fiscal year ended September 30, 2013, the members of our Audit Committee were Mr. Delaney (Chair), Mr. Black, Mr. Wasserman and Mr. Yerks. Mr. Wasserman is designated as our Audit Committee Financial Expert. During the 2013 fiscal year, all of the members of our Audit Committee were “independent” within the definition of that term as provided by the Nasdaq Marketplace Rules. During the fiscal year ended September 30, 2013, the Audit Committee met on four (4) occasions.
Management Resources and Compensation Committee. The charter governing the activities of the Management Resources and Compensation Committee (sometimes referred to as the “Compensation Committee”) may be viewed online on our website at www.dlhcorp.com. The Management Resources and Compensation Committee reviews, approves and administers compensation arrangements for our executive officers, administers our equity-based compensation plans, establishes and reviews general policies relating to the compensation and benefits of our executive officers and other personnel, evaluates the relationship between executive officer compensation policies and practices and corporate risk management to confirm those policies and practices do not incentivize excessive risk-taking, and evaluates and makes recommendations to our Board of Directors regarding the compensation of our non-employee directors. During the fiscal year ended September 30, 2013, the members of the Management Resources and Compensation Committee were and are Mr. Black (Chair), Mr. Johnson and Mr. Alderman. At all times members of the Management Resources and Compensation Committee satisfied the independence requirements of the Nasdaq Marketplace Rules. During the fiscal year ended September 30, 2013, this committee met on six (6) occasions and acted on unanimous written consent on one (1) occasion.
Nominating and Corporate Governance Committee. The charter governing the activities of the Nominating and Corporate Governance Committee may be viewed online on our website at www.dlhcorp.com. Pursuant to its charter, the Nominating and Corporate Governance Committee’s tasks include reviewing and recommending to the Board issues relating to the Board’s composition and structure; establishing criteria for membership and evaluating corporate policies relating to the recruitment of Board members; implementing and monitoring policies regarding principles of corporate governance in order to ensure the Board’s compliance with its fiduciary duties to the company and its shareholders; and making recommendations regarding proposals submitted by shareholders. The Nominating and Corporate Governance Committee functions also include the review of all candidates for a position on the Board of Directors including existing directors for re-nomination and reports its findings with recommendations to the Board. The Nominating and Corporate Governance Committee solicits candidates on behalf of DLH to fill any vacancy on the Board. The members of the Nominating and Corporate Governance Committee members during the fiscal year ended September 30, 2013 were Mr. Delaney (Chair), Mr. Alderman, and Mr. Johnson, each of whom satisfy the independence requirements of the Nasdaq Marketplace Rules. During the fiscal year ended September 30, 2013, this committee did not convene.
Strategic Planning Committee. The Board of Directors established a Strategic Planning Committee on July 30, 2009. During the 2013 fiscal year, the members of this committee were Messrs. Alderman, Delaney, Johnson and Yerks and Mr. Alderman served as the chairman of this committee. The Strategic Planning Committee was created in order to confirm the strategic decisions of the Company and, as necessary, engage the services of outside professionals to assess the market for the Company’s products and services, and confirm or suggest modifications to, the Company’s business plans. During the 2013 fiscal year, the Strategic Planning Committee met on one (1) occasion. However, in August 2013, our Board suspended further functioning of the Strategic Planning Committee.
Corporate Governance
Board Leadership Structure
We have separated the positions of chairman of the board and chief executive officer consistent with the view of the Board that such a structure is the most appropriate for us based on the size of the Board as well as the experience of the applicable individuals, the current business environment of our company or other relevant factors. Further, the Board believes that the separation of the positions of chief executive officer and chairman of the board strengthens its governance structure, fosters clear accountability and enhances alignment on corporate strategy. We will continue to review this structure from time to time in accordance with the needs of the Company.
Board’s Role in Oversight of Risk
The Board of Directors does not have a separate risk oversight body but rather manages risk directly and through its committees. In particular, the Board of Directors meets regularly with and is updated by our executive officers on areas of material risk to the Company, including strategic planning and financial, regulatory, legal and operational updates. These reports are provided in connection with every regular Board meeting and are discussed, as necessary, at the meeting. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate Board committee. The Board of Directors mitigates risks through discussing with management the appropriate level of risk for the Company and evaluating the risk information received from management. These risks include financial, technological, competitive, and operational risks.
Further, the Audit Committee receives updates from senior management and assesses risk in satisfaction of their risk management role in accordance with the Audit Committee charter. Our Audit Committee charter provides that the Audit Committee is responsible for monitoring material financial and operating risks of the Company, including monitoring of our internal control over financial reporting and disclosure controls and procedures. On a quarterly basis, management reports to the Audit Committee regarding our various risk areas. The Audit Committee meets regularly with management and our independent registered public accounting firm and addresses risks as the Audit Committee deems appropriate. In addition, each of the other committees of the Board of Directors considers risks within its area of responsibility. For instance, our Management Resources and Compensation Committee considers risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Management Resources and Compensation Committee’s responsibilities include annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and our other named executive officers’ compensation, making recommendations with respect to the compensation of our named executive officers, and reviewing our compensation policies and procedures in general.

Nominating Matters
Our Nominating and Corporate Governance Committee considers candidates for election to our Board of Directors, whether recommended by security holders or otherwise, in accordance with the following criteria. The Nominating and Corporate Governance Committee applies the following general criteria to all candidates:

•	Nominees shall have a reputation for integrity, honesty and adherence to high ethical standards.

•
Nominees should have demonstrated business acumen, experience and the ability to exercise sound judgment in matters that relate to current and long term objectives of the Company and should be willing and able to contribute positively to our decision making process.

•	Nominees should have a commitment to understand the Company and its industries and to regularly attend and participate in meetings of the Board and its committees.

•
Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include shareholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all shareholders.

•
Nominees should not have, nor appear to have, a conflict of interest that would impair the nominees’ ability to represent the interests of all the Company’s shareholders and to fulfill the responsibilities of a director.

•	Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, disability or any other basis proscribed by applicable law.
The re-nomination of existing directors is not to be viewed as automatic, but is based on continuing qualification under the various criteria set forth above. In addition, the Nominating and Corporate Governance Committee considers the existing director’s performance on the Board and any committee thereof. The Nominating and Corporate Governance Committee also considers the backgrounds and qualifications of the directors considered as a group. Although the Company does not have a formal policy with regard to the consideration of diversity in identifying nominees, the Nominating and Corporate Governance Committee will consider whether the candidate assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience. Accordingly, the Nominating and Corporate Governance Committee strives to ensure that the Board, when taken as a whole, provides a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Nominating and Corporate Governance Committee may from time to time review the appropriate skills and characteristics required of board members, including such factors as business experience, diversity, and personal skills in finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective board of directors. In evaluating potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.
Procedure to be Followed by Shareholders in Submitting Director Candidate Recommendations
Any shareholder who desires the Nominating and Corporate Governance Committee to consider one or more candidates for nomination as a director should, either by personal delivery or by United States mail, postage prepaid, deliver a written recommendation addressed to the Chairman, DLH Holdings Corp. Nominating and Corporate Governance Committee at the Company’s principal executive offices not later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days prior to the anniversary date of the immediately preceding annual meeting or if an annual meeting has not been held in the preceding year, 90 days prior the first Tuesday in April; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each written recommendation should set forth: (a) the name and address of the shareholder making the recommendation and of the person or persons recommended; (b) the consent of such person(s) to serve as a director(s) of the Company if nominated and elected; and (c) a description of how the person(s) satisfy the General Criteria for consideration as a candidate.

Additional Criteria for Notice of Shareholder Nominees
In accordance with our By-Laws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company in accordance with the terms described in the preceding paragraph. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”); and (e) the consent of each nominee to serve as a director of the Company if so elected.
Shareholder Communications with the Board
Any shareholder may communicate with the Board of Directors in writing through the Company’s Corporate Secretary provided that the communication identifies the shareholder and the number and type of securities held by that shareholder. The Secretary reviews such communications, and forwards them to the Board of Directors unless the Secretary, in consultation with the Chief Executive Officer, determines that the communication is inappropriate for the Board’s consideration (for example, if it relates to a personal grievance or is unrelated to Company business). The Secretary maintains a permanent written record of all such shareholder communications received by the Secretary. This process was unanimously approved by the Nominating and Corporate Governance Committee of the Board of Directors (which is comprised of independent directors).
Attendance at Annual Meetings
All of the nominees for directors being voted upon at the annual meeting are directors standing for re-election. Except in the event of unexpected or unusual circumstances, all nominees and other directors are expected to be present at the annual meeting of shareholders. During the annual meeting of shareholders held on February 14, 2013, six of our directors were present either in person or via teleconference.
Management Resources and Compensation Committee Interlocks
Mr. Peter Black (Chair), Mr. William H. Alderman and Mr. T. Stephen Johnson served on the Management Resources and Compensation Committee during the fiscal year ended September 30, 2013. There are no interlocks between our directors and directors of other companies.
Code of Ethics and Business Conduct
On June 20, 2003, we distributed a company-wide Code of Ethics and Business Conduct and Code of Ethics for our Chief Executive Officer and Chief Financial Officer. Additionally, both the Codes were posted on our internal intranet website and are available on our Internet web address, www.dlhcorp.com. These Codes were adopted by our Board of Directors, and provide employees with a confidential method of reporting suspected Code violations.

Procedures for Determining Executive and Director Compensation

As described above, the Compensation Committee, among other things, assists our Board of Directors in the discharge of its responsibilities with respect to compensation of our executive officers and non-employee directors. In accordance with its charter, the Compensation Committee has authority to determine the amount, form and terms of compensation of our Chief Executive Officer and other executive officers, and to take such action, and to direct us to take such action, as it deems necessary or advisable to compensate our Chief Executive Officer and other executive officers in a manner consistent with its determinations, and shall deliberate and vote on all such actions outside the presence of our Chief Executive Officer and other officers. The Compensation Committee is responsible for reviewing, at least annually, the performance of our Chief Executive Officer and other executive officers, including in light of any goals and objectives established for such performance, and, in light of such review, determining each officer’s compensation. In accordance with its charter, the Compensation Committee also has authority to establish our general compensation policies and practices and to administer plans and arrangements established pursuant to such policies and practices. In addition, the it has authority to administer our equity compensation programs, including without limitation to recommend the adoption of such plans, to recommend the reservation of shares of our common stock for issuance thereunder, to amend and interpret such plans and the awards and agreements issued pursuant thereto, and to make awards to eligible persons under the plans and determine the terms of such awards, including any such awards to our Chief Executive Officer and other officers. With respect to non-employee director compensation, the Compensation Committee reviews such compensation practices and policies and makes recommendations to our Board of Directors as to the amount, form and terms of non-employee director compensation.

The Compensation Committee did not retain outside consultants during the 2013 fiscal year to assist it in implementing these policies or making specific decisions relating to executive compensation. However, the Compensation Committee does, from time to time, review general information regarding the compensation practices of other companies, including some that may compete with us for the services of its executives and employees and that information is a factor used by the Compensation Committee in its decisions and in its general oversight of compensation practices. In addition, in developing its understanding of the Company’s position within the marketplace for management talent and to assist it in making decisions to enable us to attract and retain a strong management team, the Compensation Committee reviews national compensation survey data, peer financial performance and compensation information, the Company’s financial performance both against its internal financial targets and its designated peer group, and internal compensation comparability among senior executives. However, it does not use that information to generate specific compensation amounts or targets. Instead, in each compensation decision, the committee exercises its business judgment regarding the appropriateness of types and amounts of compensation in light of the value to the company of specific individuals.

Within the context of the overall objectives of our compensation program, we determined the specific amounts of compensation to be paid to each of our executives during fiscal 2013 based on a number of factors including: our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities; our executives’ performance during the fiscal year in general and as measured against predetermined company and individual performance goals; the roles and responsibilities of our executives; the individual experience and skills of, and expected contributions from, our executives; the amounts of compensation being paid to our other executives; our executives’ historical compensation and performance at our company; and the contractual commitments we have made to our executives regarding compensation. Such information is reflected in the Summary Compensation Table under “Executive Compensation” below.

With respect to fiscal 2013 compensation for our executives, the Compensation Committee took into account recommendations made by the Board with respect to our Chief Executive Officer’s compensation, and considered recommendations from the Chief Executive Officer as well as the Board with respect to determinations of compensation paid to the other executive officers. The Compensation Committee reviews these recommendations and either approves or does not approve any compensation changes affecting officers of the Company. Our senior management generally applies a similar philosophy and similar policies to determine the compensation of officers and managers who are not executive officers and reports to the Compensation Committee regarding these matters. Further, members of management may provide information to the Compensation Committee that it believes will be helpful to the Compensation Committee in discussing agenda items.

The Compensation Committee may, in its sole discretion, select, retain, obtain the advice of, engage, compensate and terminate compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist it in carrying out its responsibilities and functions. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any of its compensation consultants, legal counsel and other advisors. We are required to provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant, legal counsel and other advisor retained by the Compensation Committee. To the extent required by the listing standards of the national securities exchange on which our common stock is then principally listed, before selecting or receiving advice from any compensation consultant, legal counsel or other advisor, the Compensation Committee must conduct an independence assessment in accordance with the rules of such national securities exchange.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own, directly or indirectly, more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities we issue. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of the copies of such reports received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and 10% shareholders were complied with during the 2013 fiscal year.
Director Compensation
Our non-executive directors are compensated as follows:

•	The annual director fee for our non-executive directors is $20,000;

•	The Chairman of Board shall receive an additional $7,000 per year;

•
The Chairman of the Audit Committee shall receive an additional $3,500 per year and the Chairman of the Management Resources and Compensation Committee and Chairman of the Nominating and Corporate Governance Committee each receive an additional $2,500 per year;

•
At a meeting of the Board held in November 2013, the Board approved a recommendation of the Management Resources and Compensation Committee to increase the number of shares of restricted common stock to be granted to each non-executive director from 7,500 shares to 10,000 shares. In addition, each non-executive director shall be eligible for an additional annual grant of 1,250 shares of restricted stock for each committee membership held by a non-executive director under the Company’s 2006 Long Term Incentive Plan, and our Board approved a recommendation of the Management Resources and Compensation Committee to grant the Chairman of the Board an additional annual grant of 2,500 shares of restricted stock. These shares are fully vested on the date of grant, unless otherwise determined by the Management Resources and Compensation Committee;

•
Accordingly, for fiscal 2013, the Board of Directors approved, in November 2013, (i) an annual grant of 10,000 shares of restricted common stock pursuant to the Company’s 2006 Long Term Incentive Policy, (ii) for the Chairman of the Board, an additional annual grant of 2,500 shares of restricted stock, and (iii) for each non-executive director, an additional annual grant of 1,250 shares of restricted stock for each committee membership held under the Company’s 2006 Long Term Incentive Plan; and

•	Reasonable and customary expenses incurred in attending the Board and committee meetings are reimbursable.
A summary of non executive compensation as of September 30, 2013, is as follows:
Summary of Non-Executive Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William H. Alderman	$20,000	$11,588	$—	$—	$—	$—	$31,588
Peter Black	$22,500	$10,300	$—	$—	$—	$—	$32,800
Martin J. Delaney	$26,000	$11,588	$—	$—	$—	$—	$37,588
T. Stephen Johnson	$20,000	$11,588	$—	$—	$—	$—	$31,588
Frederick G. Wasserman	$27,000	$9,013	$—	$—	$—	$—	$36,013
Austin J. Yerks III	$16,889	$—	$—	$—	$—	$—	$16,889

(1)
On November 15, 2012, we granted an aggregate of 52,500 shares of restricted stock to our non-executive directors as follows: Mr. Johnson—11,250 shares; Mr. Alderman—11,250 shares; Mr. Black—10,000 shares; Mr. Delaney—11,250 shares; and Mr. Wasserman—8,750 shares. The closing price of our common stock on such date was $1.03. “Stock Awards” reflect the portion of restricted stock grants awarded to non-employee directors under the Company’s 2006 Long Term Incentive Plan that was recognized by the Company as a compensation expense in fiscal year 2012 in accordance with FASB Accounting Standards Codification Topic 718: Compensation—Stock Compensation. The grant date fair value per share is the closing price for the Company’s stock on the grant date. A discussion of the methods used to calculate these values may be found in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended September 30, 2013.

(2)
Excludes restricted stock awards granted to our non-executive directors on November 26, 2013. On such date, we granted a total of 80,000 shares of restricted stock to our non-executive directors as follows: Mr. Johnson—13,750 shares; Mr. Alderman—13,750 shares; Mr. Black—12,500 shares; Mr. Delaney—13,750 shares; Mr. Wasserman—13,750 shares; and Mr. Yerks—12,500 shares. As of September 30, 2013, the outstanding number of restricted stock awards for our current non-employee directors was: Mr. Alderman—56,875; Mr. Black—60,000; Mr. Delaney—58,750; Mr. Johnson—43,750; Mr. Wasserman—58,125; and Mr. Yerks—12,500. Within this amount, at the end of the September 30, 2013 fiscal year, Messrs. Alderman and Wasserman each held 8,126 unvested restricted stock awards and Messrs. Black, Delaney and Johnson each held 8,750 unvested restricted stock awards.

Report of the Audit Committee of the Board of Directors
The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and operates under a written charter. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, WithumSmith+Brown, PC, is responsible for expressing an opinion as to the conformity of our audited financial statements with United States generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee:

•	Reviewed and discussed the audited financial statements with DLH’s management and its independent registered public accounting firm;

•
Reviewed with the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States of America, their judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

•
Discussed with the independent registered public accounting firm their independence from management and the Company and received from the independent registered public accountants the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the registered public accounting firm’s independence;

•
Discussed with management and the independent registered public accountants the quality and adequacy of the Company’s internal controls and reviewed with the independent registered public accountants, their audit plans, audit scope and identification of audit risks; and

•
Recommended to the Board of Directors of DLH, on the basis of the foregoing statements, that the audited financial statements be included in DLH’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 for filing with the SEC.

The Audit Committee:
Martin J. Delaney, Chair, Frederick Wasserman, Peter Black and Austin J. Yerks III
The presentation of this report of the Audit Committee does not constitute “soliciting material” and should not be deemed “filed” with the SEC or incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, except to the extent we specifically incorporate this report by reference therein.
Vote Required and Board Recommendation
The affirmative vote of the holders of a plurality of the shares of common stock voting at the annual meeting is required for the approval of the nominees for Class III Directors. The Board of Directors recommends that you vote for the nominees for the Class III Directors as described in this Proposal No. 1.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our shareholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity‑based compensation and are designed to align the interests of our executives with those of our shareholders.
The “Executive Compensation” section of this proxy statement describes in detail our executive compensation programs and the decisions made by the Management Resources and Compensation Committee with respect to the fiscal year ended September 30, 2013. As we describe in this section of the proxy statement, our executive compensation program incorporates a pay‑for‑performance philosophy that supports our business strategy and aligns the interests of our executives with our shareholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.
Our Board of Directors is asking shareholders to approve a non-binding advisory vote on the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the disclosure under “Executive Compensation”, the compensation tables and accompanying narrative disclosure, and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company or the Board of Directors (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Management Resources and Compensation Committee and Board of Directors value the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Section 14A of the Exchange Act also requires that shareholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years. At our 2013 Annual Meeting of Shareholders held on February 14, 2013, our shareholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board.  Our Board subsequently confirmed that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board otherwise determines that a different frequency for such votes is in the best interests of our stockholders.
Vote Required and Board Recommendation
On this non-binding matter, the affirmative vote of at least a majority of the votes cast at the annual meeting is required to approve this Proposal 2. The Board of Directors believes that voting for the compensation of our named executive officers is in the best interest of the Company and the best interests of our shareholders, and therefore, recommends a vote FOR this proposal.

PROPOSAL NO. 3
AMENDMENTS TO 2006 LONG TERM INCENTIVE PLAN

Overview

Subject to shareholder approval, in December 2013, our Board of Directors adopted amendments to our 2006 Long Term Incentive Plan (the “2006 Plan”) to (i) increase the number of shares of common stock reserved for issuance pursuant to awards granted under the 2006 Plan by 1,000,000 shares to an aggregate of 4,001,625 shares, subject to adjustments permitted under the 2006 Plan, and (ii) amend and restate the performance goals thereunder for the purpose of Section 162(m) of the Internal Revenue Code (the “2006 Plan Amendment”). We are seeking shareholder approval in order to comply with the listing requirements of the Nasdaq Stock Market and to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and the requirements under Section 422 of the Code with respect to incentive stock options to the extent such options are granted under the 2006 Plan. On the Record Date, the last reported sale price of the Company’s common stock on the NASDAQ Stock Market was $1.48 per share. The full text of the amended 2006 Long Term Incentive Plan incorporating the amendment is attached as Appendix A.

The 2006 Plan was originally approved by our shareholders in April 2006. As of the Record Date, there are 3,001,625 shares of common stock authorized for issuance pursuant to awards granted under the 2006 Plan. As of the Record Date, there are an aggregate of 92,347 shares of common stock available for issuance pursuant to future awards under the 2006 Plan. As of the Record Date, there were a total of 2,270,000 shares of common stock underlying outstanding awards granted under the 2006 Plan, including 1,667,500 shares underlying options previously granted which will not vest unless the Company realizes substantial increases in shareholder value. The weighted average exercise price of the outstanding options is $1.21 per share.

Purposes of the Plan

We face intense competition in recruiting and retaining high quality personnel. Our success in this regard will be crucial to our ability to build and retain shareholder value. Our Board of Directors believes that equity awards, such as restricted stock, restricted stock awards and stock options, are a vital component of compensation packages that we can offer to attract and retain high-caliber individuals. Importantly, they also serve to ensure that our personnel’s overall compensation is tied to increases in shareholder value. Our Board of Directors believes that the number of shares currently available for issuance under the 2006 Plan is not sufficient in view of our compensation structure and strategy and that the availability of the additional shares sought in this proposal will ensure that we continue to have a sufficient number of shares of common stock authorized for issuance under the 2006 Plan. Further, we believe it is appropriate to amend and restate the Section 162(m) performance goals under the 2006 Plan (as described below) so that incentive awards granted under the 2006 Plan to our named executive officers may qualify as deductible performance-based compensation under Section 162(m) of the Code. Section 162(m) of the Code otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the three other most highly paid executive officers of publicly-held companies (other than the chief financial officer).

Our Board of Directors adopted these amendments to ensure that, as we grow over the coming years, we can compete effectively in our recruitment and retention efforts by granting stock options, restricted shares and other equity-linked awards to eligible participants at levels determined appropriate by the Compensation Committee and/or our Board of Directors.

The 2006 Plan provides for various types of equity awards, and therefore, will provide us with meaningful flexibility in rewarding our employees and those other individuals who provide significant services to us. The 2006 Plan is intended to provide qualifying persons with equity ownership in our company, thereby strengthening their commitment to our success, aligning the interests between our shareholders and such employees, directors and consultants and stimulating their efforts on our behalf, and to assist us in attracting and retaining talented personnel. Management believes that assuming approval of this proposal, the ratio of the number of shares available for future awards under the 2006 Plan, as amended, in relation to the number of outstanding shares of Common Stock would be within the range of outstanding shares ratios for comparable companies.

The Board recommends that shareholders approve the 2006 Plan Amendment. If the 2006 Plan Amendment is approved, we will continue to grant equity-based compensation awards under the 2006 Plan, as summarized below. If the requisite shareholder approval of the amendment and restatement of the 2006 Plan is not obtained, the 2006 Plan, as amended and restated, will not take effect and we may continue to grant awards under the 2006 Plan in accordance with its current terms.

All awards will be subject to the recommendations of management and approval of the compensation committee and/or Board of Directors and in compliance with the requirements of the securities laws and any exchange or trading medium on which the shares of common stock may be listed or traded. The Board believes that the approval of the 2006 Plan Amendment is in the best interests of the Company and its shareholders.

Description of the 2006 Plan

The following is a summary of the principal provisions of the 2006 Plan, as amended. This summary is qualified in its entirety by reference to the full text of the 2006 Plan, as amended, which is included as Appendix A hereto. The following awards may be granted under the 2006 Plan:

•	options to acquire shares of our common stock intended to qualify as incentive stock options, or ISOs, under Section 422(b) of the Code;

•	non-qualified stock options to acquire shares of our common stock, or NSOs;

•	shares of restricted common stock;

•	stock appreciation rights;

•	performance-based awards; and

•	other equity-linked awards.

Shares Reserved for Issuance. Presently, the maximum number of shares of common stock that may be delivered to participants under the 2006 Plan is 3,001,625 shares. As of the Record Date, the Company had determined that the maximum number of shares of common stock available for issuance pursuant to the 2006 Plan for additional awards was 92,347 shares. If the 2006 Plan Amendment is approved by the Company’s shareholders, the maximum number of shares of common stock authorized for issuance under the 2006 Plan will be 4,001,625 shares, subject to adjustment as permitted by the 2006 Plan. Shares that are subject to issuance upon exercise of an award but which cease to be subject to such award (other than due to the exercise of such award), and shares that are subject to an award that is granted but is subsequently forfeited, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2006 Plan.

Administration. The 2006 Plan is administered by the Management Resources and Compensation Committee of our Board (the “Committee”). The 2006 Plan authorizes the Committee to select those participants to whom awards may be granted, to determine whether and to what extent awards are granted, to determine the number of shares of common stock or other considerations to be covered by each award, to determine the terms and conditions of awards, to amend the terms of outstanding awards, and to take any other action consistent with the terms of the 2006 Plan as the Committee deems appropriate. The Committee may grant awards subject to vesting schedules or restrictions and contingencies in the Company's favor. However, the awards may be subject to acceleration such that they become fully vested, exercisable and released from any restrictions or contingencies upon the occurrence of a change of control (as defined in the 2006 Plan). The Committee may provide that stock-based awards earn dividends or dividend equivalents, which may be paid in cash or shares or may be credited to an account designated in the name of the participants.

Duration, Amendment and Termination. The 2006 Plan became effective upon its approval by our shareholders in April 2006 and will terminate on the tenth anniversary of its effective date, unless sooner terminated by the Board of Directors. In addition to the power to terminate the 2006 Plan at any time, the Board of Directors also has the power to amend the 2006 Plan; provided, no amendment to the 2006 Plan may be made without shareholder approval if such approval is required by law or agreement, or if such change would: (i) expand the classes of persons to whom awards may be made under the 2006 Plan; (ii) increase the number of shares of Common Stock authorized for grant under the 2006 Plan; (iii) increase the number of shares which may be granted under awards to any one participant under the 2006 Plan; (iv) allow the creation of additional types of awards; or (v) decrease performance award criteria except to the extent permitted under the 2006 Plan.

Eligibility. The 2006 Plan provides that awards may be granted to employees and non-employee directors of the Company as the Committee may determine. If the 2006 Plan Amendment is approved, the Company would also be able to grant awards to consultants under the 2006 Plan. The actual number of individuals who will receive awards cannot be determined in advance because the Committee has discretion to select the participants.

Terms of Options. As discussed above, the Committee determines many of the terms and conditions of awards granted under the 2006 Plan, including whether an option will be an “incentive stock option” (“ISO”) or a non-qualified stock option (“NQSO”). An option designated as an ISO is intended to qualify as such under Section 422 of the Code. Thus, the aggregate fair market value, determined at the time of grant, of the shares with respect to which ISO's are exercisable for the first time by an individual during any calendar year may not exceed $100,000. NQSOs are not subject to this requirement. No option or stock appreciation right may be granted with a term of more than 10 years from the date of grant. Each option is evidenced by an agreement in such form as the Committee approves and is subject to the following conditions (as described in further detail in the 2006 Plan):

•
Vesting and Exercisability: Options become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Committee and as set forth in the related stock option agreement. The maximum term of each option is ten years from the date of grant.

•
Exercise Price: Each stock option agreement states the exercise price, which may not be less than 100% of the fair market value of one share of our common stock on the date of the grant (and not less than 110% with respect to an ISO granted to a 10% or greater shareholder).

•
Method of Exercise: The exercise price is generally payable in cash, check, surrender of pre-owned shares of common stock, broker-dealer exercise and sale, or by such other means determined by the Committee.

•
Termination of Employment: Options cease vesting on the date of termination of service or the death or disability of the participant. Options granted under the 2006 Plan generally expire 3 months after the termination of the participant's service to the Company, except in the case of death or disability, in which case the awards generally may be exercised up to 12 months following the date of death or termination of service. However, if the participant is terminated for cause (e.g. for committing an alleged criminal act or intentional tort against us), the participant's options will expire upon termination.

•
Change of Control: The 2006 Plan provides that unless otherwise determined by the Committee, in the event a participant's employment is terminated other than for cause during the 24-month period following a change in control (as defined in the 2006 Plan), any option held by such participant may thereafter be exercised to the extent it was exercisable at the time of such termination of service until the earlier of (i) the latest of (A) the second anniversary of such date of termination or (B) such other date as may be provided for by the Committee, or (ii) the expiration of the stated term of such option.

Terms of Restricted Stock Awards. The Committee will determine the participants to whom and the time or times at which grants of restricted stock will be awarded, the number of shares to be awarded to any participant, the conditions for vesting, the time or times within which such awards may be subject to forfeiture and any other terms and conditions of the awards.

A restricted stock award will be subject to restrictions imposed by the Committee during a period of time specified by the Committee. Restricted stock awards may be issued hereunder to participants, for no cash consideration or for such minimum consideration as may be required by applicable law. The provisions of restricted stock awards need not be the same with respect to each recipient. Any restricted stock issued hereunder may be evidenced in such manner, as the Committee, in its sole discretion, may deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any stock certificates are issued in respect of shares of restricted stock awarded under the 2006 Plan, such certificates will be registered in the name of the participant and will bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award. Except as otherwise determined by the Committee at the time of grant or thereafter, upon the termination of service of a participant during the restriction period, all shares of restricted stock still subject to restriction will be forfeited by the participant and reacquired by the Company. Upon the lapse of restrictions, unrestricted shares, evidenced in such manner as the Committee may deem appropriate, will be issued to the participant.

Stock Appreciation Rights. Stock appreciation rights (“SARs”) may be granted to participants either alone or in addition to other awards and may, but need not, relate to a specific option granted under the 2006 Plan. In the case of any SAR related to any option, the SAR or applicable portion thereof will terminate and no longer be exercisable upon the termination or exercise of the related option, except that a SAR granted with respect to less than the full number of shares covered by a related option will not be reduced until the exercise or termination of the related option exceeds the number of shares not covered by the SAR. Any option related to any SAR will no longer be exercisable to the extent the related SAR has been exercised. The Committee may impose such conditions or restrictions on the exercise of any SAR, as it will deem appropriate; provided that a SAR will not have a term of greater than ten years.

Performance-Based Awards. Performance shares or cash awards will depend on achievement of performance goals based on one or more performance measures determined by the Committee over a performance period as prescribed by the Committee of not less than one year and not more than five years. Performance goals may be established on a corporate-wide basis or as to one or more business units, divisions or subsidiaries, and may be in either absolute terms or relative to the performance of one or more comparable companies on an index covering multiple companies. “Performance measures” means criteria established by the Committee from time to time prior to granting the performance shares or cash awards.

Performance Criteria. At the Committee’s discretion, performance goals for restricted stock awards, restricted stock units, performance awards or other share-based awards may be based on the attainment of specified levels of one or more of the following criteria: net cash provided by operating activities; earnings per share from continuing operations; operating income; revenues; new business awards, bookings or backlog; earnings (on a total or continuing basis and either before or after (i) taxes, (ii) interest and taxes, or (iii) interest, taxes, depreciation, and amortization, or (iv) interest, taxes, depreciation, and amortization, or extraordinary or special items, or any combination of any or all of the foregoing; operating margins; return on operating assets; return on equity; economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital of the Company or the affiliate or division of the Company for or within which the participant is primarily employed; and any combination of the foregoing. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations. Such performance goals will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

Other Stock-Based Awards, Stock Bonus Awards, and Awards in Lieu of Other Obligations. Under the 2006 Plan, other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or other property may be granted hereunder to participants. Such other awards may be paid in shares, cash or any other form of property, as the Committee may determine. Subject to the provisions of the 2006 Plan, the Committee will have sole and complete authority to determine the participants to whom and the time or times at which such awards may be made, and all other conditions of such other awards. The provisions of such other awards need not be the same with respect to each recipient. Shares (including securities convertible into shares) subject to such other awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

Option Repricing Prohibited. The exercise price for any outstanding option or stock appreciation right may not be decreased after the date of grant, nor may any outstanding option or stock appreciation right be surrendered as consideration for the grant of a new option or stock appreciation right with a lower exercise price.

Transferability. No award may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the participant with respect to any award upon the death of the participant. Notwithstanding the foregoing, and subject to Section 422 of the Code, the Committee, in its sole discretion, may permit a participant to assign or transfer a nonstatutory option to his or her children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise.

Adjustments. In the event any change is made to the common stock issuable under the 2006 Plan by reason of any stock split, stock dividend, combination of shares or recapitalization, appropriate adjustment will be made to the share reserve of the 2006 Plan and to the number of shares and the exercise price of shares subject to outstanding awards as the Committee shall determine to be equitable or appropriate.

Effect of Amendment to 2006 Plan

Except as described above, the proposed amendment to the 2006 Plan will not alter any other terms of the 2006 Plan. The proceeds received from the Company from the exercise of options or other awards to purchase Common Stock under the 2006 Plan will be used for general corporate purposes.

Federal Income Tax Implications

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options under the 2006 Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2006 Plan, nor does it cover state, local or non-U.S. taxes. Recipients of awards under the 2006 Plan, as amended from time to time, are advised to consult their personal tax advisors with regard to all tax consequences arising with respect to their awards.

ISOs. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NQSOs. In general, in the case of a NQSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction. In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NQSO. ISOs are also treated as NQSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Restricted Stock. A transferee receiving restricted shares for services recognizes taxable income when the shares become vested, generally when they are transferable or no longer subject to a substantial risk of forfeiture. Restricted shares will become vested under the 2006 Plan as the forfeiture terms lapse. Upon vesting, the transferee will include in ordinary income an amount, which will be subject to income tax withholding by the Company, equal to the difference between the fair market value of the shares at the time they become substantially vested and any amount paid for the shares. Upon resale of the shares by the transferee, subsequent appreciation or depreciation in the value of the shares is treated as capital gain or loss. Under Section 83 of the Code, a grantee who is granted restricted stock will generally have income only when the stock vests. The income will equal the fair market value of the stock at that time less any purchase price. However, the grantee may make a so-called “83(b) election” in connection with award to recognize taxable income. Assuming no other applicable limitations, the amount and timing of the deduction available to the Company will correspond to the income recognized by the grantee.

The foregoing provides only a general description of the application of federal income tax laws to options awarded under the 2006 Plan. This discussion is intended for the information of shareholders considering how to vote at the annual meeting and not as tax guidance to participants in the 2006 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement.

Tax Treatment of the Company

Subject to any withholding requirement, the standard of reasonableness, and (if applicable) Section 162(m) of the federal income tax code, we will be entitled to a deduction to the extent any participant recognizes ordinary income from an award granted under the 2006 Plan.

Registration under the Securities Act of 1933

We plan to register the securities issuable under the 2006 Plan Amendment pursuant to a registration statement on Form S-8 as soon as practicable following shareholder approval of this Proposal.

Interest of Certain Persons
Each of our directors and executive officers would be eligible to participate in the 2006 Plan Amendment. As a result, approval of the 2006 Plan Amendment impacts each of our directors and executive officers and each of them has a personal interest in this proposal and its approval by our shareholders.

New Plan Benefits

As of the Record Date, approximately 1,200 persons were eligible to receive awards under the 2006 Plan, including (i) our named executive officers, (ii) our non-employee directors and (iii) 1,190 worksite employees. Because benefits under the 2006 Plan will depend on the actions of our Board of Directors or the Compensation Committee, and the fair market value of our common stock at various future dates, the benefits payable under the 2006 Plan Amendment and the benefits that would have been payable had the 2006 Plan Amendment been in effect during the most recent fiscal year are not determinable. The following table sets forth awards granted to the persons or groups specified below under our 2006 Plan during the fiscal year ended September 30, 2013 and through the Record Date. No awards have been approved under the 2006 Plan that are contingent upon approval of this proposal by our shareholders at the annual meeting.

Name and Position	Number of Shares of Common Stock Underlying Options Granted	Number of Shares of Common Stock Underlying Restricted Stock Granted
Named Executive Officers:
Zachary C. Parker, Chief Executive Officer	350,000	—
Kathryn M. JohnBull, Chief Financial Officer	75,000	—
John F. Armstrong, Executive Vice President	150,000	—
Kevin Wilson, President, DLH Solutions, Inc.	175,000	—
All current named executive officers as a group	750,000	—
All current non-employee directors as a group	—	132,500
All non-executive officer employees as a group	105,000	—

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the votes cast at the annual meeting is required for the approval of the 2006 Plan Amendment. The Board of Directors recommends that you vote for the approval of the 2006 Plan Amendments, as described in this Proposal No. 3.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
WithumSmith+Brown, PC has served as our independent registered public accounting firm since July 2007. The Audit Committee of our Board of Directors has selected WithumSmith+Brown, PC as our independent registered public accountants for the fiscal year ending September 30, 2014, and has further directed that management submit the selection of WithumSmith+Brown, PC as our independent registered public accounting firm for ratification by the shareholders at the annual meeting. Shareholder ratification of the selection of WithumSmith+Brown, PC as our independent registered public accounting firm is not required by our bylaws, New Jersey corporate law or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the shareholders fail to ratify the selection of WithumSmith+Brown, PC as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain that firm for fiscal 2014. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our shareholders and the Company. Representatives of WithumSmith+Brown, PC are expected to be present in person at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Principal Accountant Fees and Services
The Audit Committee of the Board of Directors of DLH has selected WithumSmith+Brown, PC, as its independent registered public accounting firm for the current fiscal year. During the 2013 fiscal year, the audit services provided by WithumSmith+Brown, PC consisted of examination of financial statements, services relative to filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters. The following table presents the total fees for professional audit and non-audit services rendered by our independent registered public accounting firm for the years ended September 30, 2013 and 2012, and fees for other services rendered by our independent registered public accounting firm during those periods.

	Year Ended September 30,
	2013	2012
Audit Fees(1)	$165,000	$162,000
Audit‑Related Fees(2)	15,500	43,000
Tax Fees(3)	31,500	63,000
All Other Fees(4)	—	—
Total	$212,000	$268,000

(1)
“Audit Fees” consist of fees for professional services rendered for the audit of the Company’s annual financial statements, review of the interim financial statements included in quarterly reports, and services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings.

(2)
“Audit‑Related Fees” consist of fees for services that are traditionally performed by the independent registered public accounting firm, including fees billed or accrued primarily for employee benefit plan audits and other attestation services.

(3)	“Tax Fees” consist of fees for professional services rendered for tax compliance, tax advice and tax planning.

(4)	“All Other Fees” consist of fees for those services not captured in the audit, audit‑related and tax categories. The Company generally does not request such services from the independent auditors.
Our Audit Committee has determined that the services provided by our independent registered public accounting firm and the fees paid to them for such services has not compromised the independence of our independent registered public accounting firm.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre‑approve all audit and permissible non‑audit services provided by the independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a detailed description of the audit and permissible non‑audit services expected to be rendered during that year for each of four categories of services provided by the independent registered public accounting firm to the Audit Committee for approval. The four categories of services provided by the independent registered public accounting firm are as defined in the footnotes to the fee table set forth above. In addition, management will also provide to the Audit Committee for its approval a fee proposal for the services proposed to be rendered by the independent registered public accounting firm. Prior to the engagement of the independent registered public accounting firm, the Audit Committee will approve both the description of audit and permissible non-audit services proposed to be rendered by the independent registered public accounting firm and the budget for all such services. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires separate pre-approval before engaging the independent registered public accounting firm. To ensure prompt handling of unexpected matters, the Audit Committee may delegate pre‑approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Vote Required and Board Recommendation
The affirmative vote of the holders of a majority of the votes cast at the annual meeting is required for the ratification of WithumSmith+Brown, PC as our independent registered public accounting firm for fiscal 2014. The Board of Directors recommends that you vote for the ratification of WithumSmith+Brown, PC as our independent registered public accounting firm for fiscal 2014 as described in this Proposal No. 4.

EXECUTIVE COMPENSATION
This section provides information, in tabular and narrative formats specified in applicable SEC rules, regarding the amounts of compensation paid to each of our named executive officers and related information. As a smaller reporting company, the Company has presented such information in accordance with the scaled disclosure requirements permitted under applicable SEC regulations.
Summary Compensation Table
The following table sets forth certain information concerning all cash and non-cash compensation awarded to, earned by or paid to our each of our named executive officers during the two year period ended September 30, 2013:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Stock Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($) (6)	Total ($)
Zachary C. Parker,	2013	$288,000	—	—	$54,186	$191,814	$3,133	$537,133
President and Chief Executive Officer	2012	$288,000	—	—	$40,776	—	$5,120	$333,896

Kathryn M. JohnBull,	2013	$225,000	—	—	$34,767	$107,039	$2,846	$369,652
Chief Financial Officer(7)	2012	$60,577	31,000 (8)	—	$53,178	—	$891	$145,646

John F. Armstrong,	2013	$215,000	—	—	$14,208	$102,282	$3,659	$335,149
Executive Vice President	2012	$215,000	—	—	$14,212	—	$5,644	$234,856

Kevin Wilson,	2013	$200,000	—	—	$36,821	$95,146	$22,129	$354,096
President, DLH Solutions, Inc.(9)	2012	$200,000	—	—	$36,821	—	$18,860	$255,680

(1)	“Salary” is comprised of the cash salary paid to the named executive officers during fiscal 2013 and 2012.

(2)
“Bonus” is comprised of cash awards made to the named executive officers in the discretion of the Company’s Board of Directors as recommended by the Management Resources and Compensation Committee, subject to certain performance and EBITDA requirements.

(3)
“Stock Awards” reflect the portion of restricted stock grants awarded to named executive officers under the Company’s 2006 Long Term Incentive Plan that was recognized by the Company as a compensation expense in fiscal year 2013 and 2012 in accordance with FASB Accounting Standards Codification Topic 718: Compensation—Stock Compensation, and thus may include amounts from awards granted in and prior to 2012. A discussion of the methods used to calculate these values may be found in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(4)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2013computed in accordance with FASB Accounting Standards Codification Topic 718: Compensation—Stock Compensation, and thus may include amounts from awards granted in and prior to 2013. A discussion of the methods used to calculate these values may be found in the Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

(5)	The amounts represent the cash performance bonuses awarded to the named executive officers, which are discussed below.

(6)
“All Other Compensation” consists of compensation received from employer matching contributions to the Company’s 401(k) Plan, long term disability insurance premiums and life insurance premiums paid by the Company for each named executive officer.

(7)	Ms. JohnBull was appointed as our Chief Financial Officer effective as of June 25, 2012.

(8)	Under her employment agreement with the Company, Ms. JohnBull was entitled to a guaranteed bonus of $31,000 for her initial year of employment.

(9)	Amounts reported under “All Other Compensation” include $17,500 for accrued but unused vacation time and premium payments on long-term disability insurance policy.

Narrative Discussion to Summary Compensation Table
Overview
The Summary Compensation Table above quantifies the amount or value of the different forms of compensation earned by or awarded to our named executive officers in fiscal 2013 and 2012 and provides a dollar amount for total compensation. Descriptions of the material terms of each named executive officer’s employment agreement and related information is provided under “Employment Agreements with named executive officers” below. The agreements provide the general framework and some of the specific terms for the compensation of the named executive officers. Approval of the Management Resources and Compensation Committee (the “Compensation Committee”) and/or the Board of Directors is required prior to our entering into employment agreements with its executive officers or amendments to those agreements. However, many of the decisions relating to compensation for a specific year are made by the Compensation Committee and are implemented without changes to the general terms of employment set forth in those agreements.
Awards of options or shares of restricted stock were granted under our 2006 Long Term Incentive Plan, as amended (the “2006 Plan”). Restricted stock awards contain restrictions on transferability which lapse in accordance with the terms of the award agreement. Holders of shares of restricted stock have voting power and the right to receive dividends, if any, that are declared on those shares which are vested. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under those plans. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits. Awards granted under the 2006 Plan are generally only transferable to a beneficiary of a Plan participant upon his or her death. However, the committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable laws.

Say-on-Pay

Beginning in 2013, we gave our shareholders an opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual shareholders meeting. Shareholders were asked to approve, on an advisory basis, the compensation paid to our named executive officers. A significant percentage of stockholders have indicated approval of the compensation of the named executive officers, with over 96% of the votes of the shares present or represented and voting on such matter cast in favor of the proposal at our 2013 annual shareholders meeting. In light of the results of the advisory vote, the Compensation Committee approached decisions regarding executive compensation policies and decisions for 2013 in a manner consistent with 2012.

Base Salary

Base salary for each of our named executive officers are generally determined by the employment agreements that we have entered into with each of them; however, the Compensation Committee retains discretion to adjust annual base salary in a manner consistent with the parameters set forth in such employment agreements. For the year ended September 30, 2013, base salary paid to each of our named executive officers is as set forth in the Summary Compensation Table, above, which amounts are consistent with each officer’s employment agreement with us. The Compensation Committee may increase base salary payable to each of our named executive officers in its discretion based on its assessment of the Company’s performance. Consistent with his employment agreement, in July 2013, we increased the base salary payable to our Chief Executive Officer by 5% to $302,400 due to our reporting of positive net income for our fiscal quarter ended June 30, 2013. Under his employment agreement, our Chief Executive Officer will be entitled to an additional 5% increase in base salary if we continue to report positive net income on a quarterly basis (as determined in accordance with generally accepted accounting principles) for two sequential quarterly periods.

Subsequent to the end of our 2013 fiscal year, we entered into new employment agreements with John F. Armstrong, our Executive Vice President, and Kevin L. Wilson, the President of DLH Solutions, Inc. Under these new agreements, Mr. Armstrong will be entitled to a 5% increase in base salary upon the achievement of performance goals as specified in his agreement and Mr. Wilson was awarded a 5% increase in his base salary effective for the fiscal year ending September 30, 2014. A more detailed discussion of our employment agreements with each of our named executive officers is set forth below under the caption “Employment Agreements with Named Executive Officers”. In addition, under our employment agreements with our named executive officers, the Compensation Committee may increase the base salary payable to any named executive officer in its discretion. The Compensation Committee has determined to increase the base salary payable to our Chief Financial Officer by 5% to $236,250 per annum effective January 1, 2014.

Performance Bonuses
The Compensation Committee may grant bonuses to our named executive officers and other employees to be identified from time to time by the Chief Executive Officer. Bonus awards available to our named executive officers are initially described in the our employment agreements with such persons in order to provide for the payment of a bonus that is linked to achievement of key performance objectives as approved by the Compensation Committee. The goal of this program is to reward personnel by providing further compensation based on the achievement of goals that the Compensation Committee and the Board of Directors believe correlate closely with the growth of long-term shareholder value. In addition, as described in greater detail below under “Employment Agreements with Named Executive Officers”, from time to time we have agreed to guarantee bonus payments in written employment agreements entered into with certain of our named executive officers.
Target corporate performance metrics are approved by the Compensation Committee and are linked to the corresponding terms in our employment agreements with our named executive officers and are based on achievement of key objectives (e.g. revenue, gross margin and adjusted EBITDA performance targets) established by the Committee for each fiscal year. The Compensation Committee will also assign relative weights different performance targets determined by it for a given period. The determination of whether the performance criteria shall have been attained shall be solely in the discretion of the Compensation Committee.
In addition, under our employment agreements with our named executive officers, our Chief Executive Officer may receive a bonus in the sole discretion of the Compensation Committee of up to 70% of his base salary for each fiscal year of employment. The bonus will be based on performance targets and other key objectives established by the Compensation Committee. Targeted bonus will be reduced or increased by 2% of base salary for every 1% of variance between the actual results and the targets and no bonus will be awarded if results are less than 90% of target and no bonus will exceed 90% of salary. The employment agreements with our other named executive officers provide that each of them may receive a bonus in the sole discretion of the Compensation Committee of up to 50% of base salary for each fiscal year of employment, based on performance targets and other key objectives established by the Compensation Committee. In addition, these agreements provide that target bonus will be adjusted by 2% of base salary for every 1% of variance between targets and actual results and no bonus will be awarded if results are less than 90% of target and no bonus will exceed 70% of base salary.
Following a review of the Company’s performance for fiscal 2013, in November 2013, the Compensation Committee awarded bonuses to our named executive officers based on their assessment of the Company’s performance for fiscal 2013 and the performance of the individual executives. The Compensation Committee reviewed the Company’s performance as measured against revenue and adjusted EBITDA targets that were established for fiscal 2013, and each target was weighted equally. Based on the foregoing, the approved cash bonuses for the named executive officers for fiscal 2013 are as follows:

Name and Position	FY End 2013 Cash Bonus
Zachary C. Parker	$191,814
Chief Executive Officer and President

Kathryn M. JohnBull	$107,039
Chief Financial Officer

John F. Armstrong	$102,282
Executive Vice President

Kevin Wilson	$95,146
President, DLH Solutions, Inc.
Equity Awards
Equity incentive awards are granted under the 2006 Plan. The Compensation Committee has sole discretion in selecting participants for long-term incentive grants and the Compensation Committee approves all equity grants made to our named executive officers. During our 2013 fiscal year, we granted our Chief Executive Officer options to purchase 250,000 shares of common stock under our 2006 Plan in connection with extending his employment agreement. The options, to the extent vested, shall be exercisable for a period of ten years at the per share exercise price of $0.95, which was the fair market value of the Company’s common stock on the effective date of the Amendment, as determined in accordance with the 2006

Plan. The options will vest in full if the closing price of the Company’s Common Stock equals or exceeds 200% of the exercise price for ten consecutive trading days. See “Employment Agreements with Named Executive Officers” below for further information relating to the terms and conditions of such option awards.
Subsequent to the end of our 2013 fiscal year, the Compensation Committee, in November 2013, granted options to purchase shares of the Company’s common to our named executive officers under the 2006 Plan, following its review of the Company’s performance for fiscal 2013. The stock options (i) have a ten-year term, (ii) have an exercise price equal to the fair market value of the Company’s common stock as determined pursuant to the 2006 Plan, as reported on NASDAQ, on the date of grant ($1.395), and (iii) vest as follows: (a) 50% of the options granted will vest at such time as the Company’s common stock has a closing price of at least $3.00 per share for ten (10) consecutive trading days; and (b) 50% of the options granted will vest on the achievement of certain financial and/or business performance objectives as determined by the Committee for the fiscal year ending September 30, 2014, which will be based on either an adjusted EBITDA target or new business bookings target, depending on the business responsibilities of the awardees.

With respect to the portion of the options subject to the corporate performance vesting condition described above, the actual number of options vested will be based on the actual performance level achieved by the Company for the fiscal year ending September 30, 2014, as determined by the Committee. In the event that the performance-based vesting conditions are not satisfied to the full extent of the goal established, then such options are eligible for proportional vesting in the event that performance is greater than 90% of the target amount (the “Threshold Amount”). If performance exceeds the Threshold Amount (but is less than target), then the number of the performance-based options which shall vest shall be determined by linear interpolation, based on the amount by which performance exceeded the Threshold Amount, up to achievement of the performance target, with the number of performance-based options eligible to vest being reduced by 2% for every 1% of variance below target. If, however, the Threshold Amount applicable to the performance-based vesting conditions of the options is not satisfied, then the options subject to the performance-based vesting conditions shall immediately be void and not be exercisable. The table below summarizes the option awards for our named executive officers:

Stock Option
Name and Title	Grant

Zachary C. Parker	100,000

Kathryn M. JohnBull	75,000

John F. Armstrong	75,000

Kevin Wilson	75,000

In addition, subsequent to the end of our 2013 fiscal year, we granted the President of our DLH Solutions subsidiary, and our Executive Vice President additional options in connection with the entry into new employment agreements. We granted the President of DLH Solutions options to purchase 100,000 shares of common stock under our 2006 Plan and our Executive Vice President options to purchase 75,000 shares of common stock. The terms and conditions of these awards, including the vesting provisions, are described in greater detail below under the caption “Employment Agreements with Named Executive Officers”.

Outstanding Equity Awards at End of 2013

The following table sets forth certain information with respect to outstanding equity awards at September 30, 2013 with respect to the named executive officers.

	Option Awards				Stock Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options (#) Exercisable	(c) Number of Securities Underlying Unexercised Options (#) Unexercisable	(d) Option Exercise Price ($)	(e) Option Expiration Date	(f) Number of Shares or Units of Stock That Have Not Vested (#)	(g) Market Value of Shares or Units of Stock That Have Not Vested ($)	(h) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(i) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zachary Parker	50,000	450,000 (1)	$1.03	2/9/20	—	—	—	—
	75,000	—	$1.81	8/18/21	—	—	—	—
	0	250,000 (5)	$0.95	11/21/22	—	—	—	—

Kathryn M. JohnBull	50,000	200,000 (2)	$1.34	6/25/22	—	—	—	—

John Armstrong	50,000	200,000 (3)	$0.56	12/1/20	—	—	—	—
	50,000	—	$1.81	8/18/21	—	—	—	—

Kevin Wilson	50,000	100,000 (4)	$1.66	9/28/21	—	—	—	—
	37,500	—	$1.81	8/18/21	—	—	—	—

(1)	Grant of options pursuant to employment agreement entered into between the Company and Mr. Parker on February 9, 2010.

(2)	Grant of options pursuant to employment agreement entered into between the Company and Ms. JohnBull on June 25, 2012.

(3)	Grant of options pursuant to Mr. Armstrong’s commencement of employment with the Company on December 1, 2010.

(4)	Grant of options pursuant to employment agreement entered into between the Company and Mr. Wilson on September 28, 2011.

(5)	Represents grant of options pursuant to an amendment to Mr. Parker’s employment agreement with us, entered into as of November 21, 2012.
Additional Information. Each stock option grant reported in the table above was granted under, and is subject to, our 2006 Plan. The option expiration date shown above is the normal expiration date, and the last date that the options may be exercised. For each named executive officer, the unexercisable options shown above are also unvested. Unvested options are generally forfeited if the named executive officer’s employment terminates, except to the extent otherwise provided in an employment agreement. For information regarding the effect on vesting of options on the death, disability or termination of employment of a named executive officer or a change in control of our company, see “Employment Agreements with Named Executive Officers” below. If a named executive officer’s employment is terminated by us for cause, options (including the vested portion) are generally forfeited. The exercisable options shown above, and any unexercisable options shown above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the named executive officer’s employment terminates, except as otherwise specifically provided in the his or her employment agreement. For a description of the material terms of the named executive officer’s employment agreements, see “Employment Agreements with Named Executive Officers” below. This table does not reflect prior grants of restricted stock awards that are fully vested and excludes awards granted to our Named Executive Officers subsequent to the end of the fiscal year referenced in the caption to this table.

Employment Agreements with Named Executive Officers
The following are summaries of the employment agreements with our named executive officers. The agreements provide the general framework and the specific terms for the compensation of the named executive officers. Further, each of our employment agreements with our named executive officers includes provisions addressing the amounts and benefits that would be paid or accrue to each of our named executive officers in the event of a termination of their employment under differing circumstances. The following discussion also includes for each named executive officer the provisions of their employment agreements which provide for the payment or accrual of benefits upon the termination of their employment under the following circumstances:

•	termination without cause, or constructive (“good reason”) termination (including upon the occurrence of a change in control of a company);
•	termination for cause;
•	upon an executive’s disability; or
•	upon an executive’s disability; or

Zachary C. Parker
On February 9, 2010, we entered into an employment agreement with Mr. Zachary C. Parker pursuant to which he became our Chief Executive Officer and President commencing on February 22, 2010. Mr. Parker’s employment agreement also provided for his election to our Board of Directors effective on February 22, 2010. On November 21, 2012, we entered into an agreement with Mr. Parker amending certain of the terms of his original employment agreement. The following is a description of our employment agreement with Mr. Parker, as amended, which is qualified in its entirety by reference to the full text of such agreement. Under the employment agreement, Mr. Parker’s initial base salary was $288,000 per annum. However, pursuant to the amendment, in the event we report positive net income for a fiscal quarter ending prior to the expiration date of the amended term of the employment agreement, as determined in accordance with generally accepted accounting principles, Mr. Parker shall receive a 5% increase in his base salary. In light of our achievement of positive net income for the quarter ended June 30, 2013, effective as July 1, 2013, we increased Mr. Parker’s base salary by 5%. Further, in the event that we subsequently continue to report positive net income on a quarterly basis (as determined in accordance with generally accepted accounting principles) for two sequential quarterly periods, Mr. Parker’s base salary shall be increased by an additional 5%. As amended, the employment agreement is for an initial term expiring September 30, 2015 and the parties have a mutual option to further extend the term of the employment agreement for an additional one year period. If the parties agree to exercise this right, the expiration date shall be extended to September 30, 2016 and we shall pay Mr. Parker a $50,000 bonus.
Mr. Parker may receive a bonus in the sole discretion of the Compensation Committee of up to 70% of his base salary for each fiscal year of employment. The bonus will be based on performance targets and other key objectives established by the committee at the commencement of each fiscal year. For the period commencing on the effective date of the employment agreement to September 30, 2010, Mr. Parker was guaranteed a bonus of $45,000.
Under the original employment agreement, we granted Mr. Parker options to purchase 500,000 shares of common stock (the “2010 Options”) under the 2006 Plan which vest as follows: 50,000 options vested on the commencement of his employment; 150,000 options shall vest if the closing price of our common stock equals or exceeds $3.00 per share for ten consecutive trading days; four separate tranches of 50,000 options shall vest if the closing price of our common stock equals or exceeds $4.00 per share, $5.00 per share, $6.00 per share and $7.00 per share, each for ten consecutive trading days; and the remaining 100,000 options shall vest if the closing price of our common stock equals or exceeds $9.00 per share for ten consecutive trading days. The 2010 Options, to the extent vested, are exercisable for a period of ten years at the per share exercise price of $1.03. Pursuant to the amendment, we granted Mr. Parker options to purchase 250,000 shares of common stock (the “2012 Options”) under the 2006 Plan, which, to the extent vested, are exercisable for a period of ten years at the per share exercise price of $0.95. The 2012 Options will vest in full if the closing price of our Common Stock equals or exceeds $1.90 for ten consecutive trading days.
In the event of the termination of his employment, the 2010 Options will be treated as follows: (i) in the event his employment is terminated for cause, options granted and not exercised as of the termination date shall terminate immediately and be null and void; (ii) in the event Mr. Parker’s employment with the Company is terminated due to death, or disability, is (or his estate’s or legal representative’s) right to purchase shares of common stock pursuant to any stock option or stock option plan to the extent vested as of the date of termination shall remain exercisable for a period of 12 months, but in no event after the expiration of the option; (iii) in the event of a termination of his employment other than for good reason, such options, to the extent vested as of the date of termination, shall remain exercisable for a period of three months following such termination date, but in no event after the expiration of option; (iv) in the event Mr. Parker’s employment is terminated by the Company without cause, or by him for good reason, as such terms are defined in the employment agreement, vested options shall remain exercisable in accordance with the 2006 Plan; and (v) in the event of a Change of Control, as defined in the employment agreement, vested options shall remain exercisable in accordance with the 2006 Plan. The 2012 Options will be treated in an identical manner as the 2010 Option in the event of the termination of Mr. Parker’s employment, except that if his employment is terminated by us without cause, or by him for good reason, then to the extent that such 2012 Options are vested, he shall have a period of twelve months to exercise them.
In the event of the termination of employment by us without “cause” or by Mr. Parker for “good reason,” as those terms are defined in the employment agreement, or in the event his employment is terminated due to his disability, he would be entitled to: (a) a severance payment of 12 months of base salary; (b) continued participation in our health and welfare plans for a period not to exceed 18 months from the termination date; and (c) all compensation accrued but not paid as of the termination date. In the event of the termination of his employment due to his death, Mr. Parker’s estate would be entitled to receive: (i) all compensation accrued but not paid as of the termination date; (ii) continued participation in our health and welfare plans for a period not to exceed 18 months from the termination date; and (iii) payment of a “Pro Rata Bonus”, which is defined as an amount equal to the maximum bonus Mr. Parker had an opportunity to earn multiplied by a fraction, the numerator of which shall be the number of days from the commencement of the fiscal year to the termination date, and the denominator of which shall be the number of days in the fiscal year in which he was terminated. If Mr. Parker’s employment is terminated by us for “cause” or by him without “good reason,” he is not entitled to any additional compensation or benefits other than his accrued and unpaid compensation. Upon any termination of the employment on or after the expiration date, other than cause (as defined in the employment agreement), Mr. Parker will be entitled to a severance payment equal to 12 months of his then-current base salary.
In the event that within 90 days of a “Change of Control” as defined in the employment agreement, (a) Mr. Parker is terminated, or (b) his status, title, position or responsibilities are materially reduced and he terminates his employment, the Company shall pay and/or provide to him, the following compensation and benefits: (i) the accrued compensation; (ii) the continuation benefits; and (iii) a lump sum payment equal to 150% of his base salary in effect on the effective date of the change of control. If the payments due in the event of a change in control would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of such credits or payments under the employment agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. Pursuant to the employment agreement, Mr. Parker is subject to customary confidentiality, non-solicitation of employees and non-competition obligations that survive the termination of such agreements.
Kathryn M. JohnBull
On June 25, 2012, we entered into an employment agreement with Ms. JohnBull, the terms of which are summarized below. The following summary is qualified in its entirety by reference to the full text of such agreement. The employment agreement is for an initial term of three years from its commencement date of June 25, 2012. Under the employment agreement, Ms. JohnBull will receive a base salary of $225,000 per annum. Ms. JohnBull may receive bonuses in accordance with the following parameters: (i) an annual bonus of up to 50% of base salary based on performance targets and other key objectives established by the Compensation Committee of the Board of Directors; (ii) of the annual bonus for her initial year of employment, an amount of $31,000 is guaranteed; and (iii) target bonus will be adjusted by 2% of base salary for every 1% of variance between targets and actual results and no bonus will be awarded if results are less than 90% of target and no bonus will exceed 70% of base salary.
We granted Ms. JohnBull options to purchase 250,000 shares of common stock under the Company’s 2006 Plan which vest as follows: 50,000 options vest immediately; 66,667 options shall vest if the closing price of our common stock equals or exceeds $3.00 per share for ten consecutive trading days; an additional 66,667 options shall vest if the closing price of our common stock equals or exceeds $5.00 per share for ten consecutive trading days; and an additional 66,666 options shall vest if the closing price of our common stock equals or exceeds $7.00 per share for ten consecutive trading days. The options, to the extent vested, shall be exercisable for a period of ten years at the per share exercise price of $1.34. In the event of the termination of her employment, the options will, to the extent vested, remain exercisable in accordance with the terms of the 2006 Plan.

In the event of the termination of employment by us without “cause” or by Ms. JohnBull for “good reason”, she would be entitled to: (a) a severance payment of 12 months of base salary; (b) continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date; and (c) all compensation accrued but not paid as of the termination date. In the event of the termination of her employment due to disability or death, Ms. JohnBull or her estate, as the case may be, would be entitled to receive all compensation accrued but not paid as of the termination date and continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date. If Ms. JohnBull’s employment is terminated by us for “cause” or by her without “good reason,” she is not entitled to any additional compensation or benefits other than her accrued and unpaid compensation. Upon termination of her employment on or after the expiration date, other than for cause, Ms. JohnBull will be entitled to the severance payment.
Ms. JohnBull will receive the following in the event that her employment is terminated in connection with a change of control of the Company: (i) accrued compensation; (ii) continuation benefits; and (iii) a lump sum payment equal to 100% of her base salary in lieu of a severance payment. If the payments due in the event of a change in control would constitute an “excess parachute payment” as defined in Section 280G of the Code, the aggregate of such credits or payments under the employment agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. Ms. JohnBull is subject to customary confidentiality and non-compete obligations that survive the termination of such agreement.
Kevin Wilson
On September 28, 2011, we entered into an employment agreement with Mr. Kevin Wilson, the President of our DLH Solutions subsidiary, which expired September 30, 2013. Effective October 1, 2013, we entered into a new employment agreement with Mr. Wilson pursuant to which he will continue as the President of DLH Solutions for a term expiring September 30, 2015. The following is a summary of the terms of our 2013agreement with Mr. Wilson, which is qualified in its entirety by reference to the full text of such agreement. The 2013 agreement is identical in all material respects to the 2011 agreement except as described below. Under the 2013 employment agreement, Mr. Wilson will continue to serve as the President of DLH Solutions, Inc., and will receive an initial base salary of $210,000 per annum, which represents an increase of 5% in the base salary paid to Mr. Wilson under the 2011 employment agreement. Mr. Wilson may receive an annual bonus of up to 50% of base salary based on performance targets and other key objectives established by the Compensation Committee. Target bonus will be adjusted by 2% of base salary for every 1% of variance between targets and actual results and no bonus will be awarded if results are less than 90% of target and no bonus will exceed 70% of base salary.
In connection with the 2013 employment agreement, we granted Mr. Wilson options to purchase 100,000 shares of common stock under our 2006 Plan which vest as follows: 50,000 options vest on the commencement date of the agreement and 50,000 options shall on the one year anniversary of the commencement date, provided Mr. Wilson remains in the employment of the Company as of such vesting date. The options, to the extent vested, shall be exercisable for a period of ten years at the per share exercise price of $1.23. Under the 2011 employment agreement, we granted Mr. Wilson options to purchase 150,000 shares of common stock under our 2006 Plan, which vest as follows: 50,000 options vested on the commencement date of the agreement; 50,000 options shall vest if the closing price of our common stock equals or exceeds $3.00 per share for ten consecutive trading days; and an additional 50,000 options shall vest if the closing price of our common stock equals or exceeds $5.00 per share for ten consecutive trading days. The options, to the extent vested, shall be exercisable for a period of ten years at the exercise price of $1.66 per share.
In the event of the termination of Mr. Wilson’s employment by us without “cause” or by him for “good reason” he is entitled under the 2013 employment agreement to: (a) a severance payment of 12 months of base salary; (b) continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date; and (c) all compensation accrued but not paid as of the termination date. In the event of the termination of his employment due to his death or disability, Mr. Wilson or his estate, as the case may be, would be entitled to receive all compensation accrued but not paid as of the termination date and continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date. If Mr. Wilson’s employment is terminated by us for “cause” or by him without “good reason,” he is not entitled to any additional compensation or benefits other than his accrued and unpaid compensation. Under our 2011 employment agreement with Mr. Wilson, we had agreed to pay him severance benefits based on six months of base salary in connection with the termination of his employment by us without cause or by him for good reason.
Under the 2013 employment agreement, Mr. Wilson will receive the following in the event that his employment is terminated in connection with a change of control of the Company: (i) his accrued compensation; (ii) continuation benefits; (iii) as severance, a payment of base salary for a period of twelve months; and (iv) all options granted to him which are vested shall remain exercisable in accordance with the 2006 Plan. We had agreed to provide him with the same benefits under his 2011 employment agreement except that under the 2011 agreement Mr. Wilson was entitled to a severance payment based on six months of base salary. If the payments due in the event of a change in control would constitute an “excess parachute payment” as defined in Section 280G of the Code, the aggregate of such credits or payments under the employment agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. Mr. Wilson is subject to customary confidentiality and non-compete obligations that survive the termination of such agreement.

John F. Armstrong
On December 1, 2010, we named John F. Armstrong as our Executive Vice President and on February 7, 2011, we entered into an employment agreement with Mr. Armstrong which expired on November 30, 2013. On November 29, 2013, we entered into a new employment agreement with Mr. Armstrong for a term expiring November 30, 2015. The following is a summary of the material terms of our 2013 employment agreement with Mr. Armstrong, which is qualified in its entirety by reference to the full text of such agreement. The 2013 agreement is identical in all material respects to the 2010 agreement except as described below.

Under his 2013 employment agreement, Mr. Armstrong will continue to serve as our Executive Vice President and will receive an initial base salary of $215,000 per annum. Under the 2013 agreement, Mr. Armstrong will be entitled to a 5% increase in his base salary in the even that we achieve the business development-related performance condition specified in the agreement. In addition, Mr. Armstrong may receive an annual bonus of up to 50% of base salary based on performance targets and other key objectives established by the Compensation Committee. Target bonus will be adjusted by 2% of base salary for every 1% of variance between targets and actual results and no bonus will be awarded if results are less than 90% of target and no bonus will exceed 70% of base salary.

Under his 2013 employment agreement, we granted Mr. Armstrong options to purchase 75,000 shares of common stock under our 2006 Plan, which vest as follows: 37,500 options vest on the one year anniversary of the commencement date and 37,500 options shall vest if the closing price of the Company’s common stock equals or exceeds $3.00 per share for ten consecutive trading days, provided Mr. Armstrong remains in the employment of the Company as of such vesting dates. The options, to the extent vested, shall be exercisable for a period of ten years at the exercise price of $1.275 per share. Under the 2011 employment agreement, we granted Mr. Armstrong options to purchase 250,000 shares of common stock under our 2006 Plan, which vest as follows: 50,000 options vested immediately; 100,000 options vest if the closing price of our common stock equals or exceeds $3.00 per share for ten consecutive trading days; 50,000 options shall vest if the closing price of our common stock equals or exceeds $5.00 per share for ten consecutive trading days; and 50,000 options shall vest if the closing price of our common stock equals or exceeds $7.00 per share for ten consecutive trading days. The options, to the extent vested, shall be exercisable for a period of ten years at the per share exercise price equal to the fair market value of our common stock on the date his employment commenced.

In the event of the termination of Mr. Armstrong’s employment by us without “cause” or by him for “good reason” he would be entitled to: (a) a severance payment of 12 months of base salary; (b) continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date; and (c) all compensation accrued but not paid as of the termination date. In the event of the termination of his employment due to his death or disability, Mr. Armstrong or his estate, as the case may be, would be entitled to receive all compensation accrued but not paid as of the termination date and continued participation in our health and welfare plans for a period not to exceed 12 months from the termination date. If Mr. Armstrong’s employment is terminated by us for “cause” or by him without “good reason,” he is not entitled to any additional compensation or benefits other than his accrued and unpaid compensation. Upon termination of his employment after the expiration date, other than for cause, Mr. Armstrong will be entitled to the severance payment.

Mr. Armstrong will receive the following in the event that his employment is terminated in connection with a change of control of the Company: (i) his accrued compensation; (ii) continuation benefits; (iii) as severance, a payment of base salary for a period of twelve months; and (iv) all options granted to him which are vested shall remain exercisable in accordance with the 2006 Plan. If the payments due in the event of a change in control would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of such credits or payments under the employment agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. Pursuant to the employment agreement, Mr. Armstrong is subject to customary confidentiality and non-compete obligations that survive the termination of such agreement.

Stock Option Plan

2006 Long Term Incentive Plan

The following discussion does not give effect to the proposed amendments to the 2006 Plan as described in Proposal 3 of this proxy statement.

Our Board adopted the 2006 Plan on January 17, 2006. The shareholders approved the 2006 Plan at the annual meeting on April 27, 2006 and the Company initially reserved an aggregate of 1,250,000 shares of common stock for issuance under the 2006 Plan. In August 2011, our shareholders approved amendments to the 2006 Plan pursuant to which the maximum number of shares eligible for issuance pursuant to awards granted under the 2006 Plan was increased to an initial reserve of 3,001,625 shares of common stock. Presently, the maximum number of shares of common stock that may be delivered to participants under the 2006 Plan as amended is 3,001,625 shares, which equals the sum of: (a) 2,750,000 shares of common stock under the 2006 Plan; (b) 251,625 shares subject to awards granted under the 2000 Plan and the 2000 Director Plan (collectively, the “2000 Plans”), which were forfeited, expired, canceled or settled in cash without delivery of such shares to the participant or otherwise is terminated without a share issuance; (c) any shares tendered by participants or withheld in payment of the exercise price of options or to satisfy withholding taxes under the 2000 Plans; and (d) any shares repurchased with the proceeds of options exercised under the 2000 Plans. Shares that are subject to issuance upon exercise of an award granted under the 2006 Plan but which cease to be subject to such award (other than due to the exercise of such award), and shares that are subject to an award that is granted under the 2006 Plan but is subsequently forfeited, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2006 Plan. As of September 30, 2013, there were 777,347 shares of common stock reserved for issuance pursuant to future awards under the 2006 Plan.

Administration. The 2006 Plan is administered by the Compensation Committee. The 2006 Plan authorizes the Compensation Committee to select those participants to whom awards may be granted, to determine whether and to what extent awards are granted, to determine the number of shares of common stock or other considerations to be covered by each award, to determine the terms and conditions of awards, to amend the terms of outstanding awards, and to take any other action consistent with the terms of the 2006 Plan as the Compensation Committee deems appropriate. The Compensation Committee may grant awards subject to vesting schedules or restrictions and contingencies in the Company’s favor. However, the awards may be subject to acceleration such that they become fully vested, exercisable and released from any restrictions or contingencies upon the occurrence of a change of control (as defined in the 2006 Plan).
Terms and Conditions of Awards. The Compensation Committee is authorized to make any type of award to a participant that is consistent with the provisions of the Plan. Awards may consist of options, stock appreciation rights, restricted stock, restricted stock units, performance shares, cash awards or any combination of these types of awards. Options may be determined to be an “incentive stock option” (“ISO”) or a non-qualified stock option. An option designated as an ISO is intended to qualify as such under Section 422 of the Internal Revenue Code.
Subject to the terms of the 2006 Plan, the Compensation Committee determines the provisions, terms and conditions of each award. The Compensation Committee may grant awards subject to vesting schedules or restrictions and contingencies in the Company’s favor. However, the awards may be subject to acceleration such that they become fully vested, exercisable and released from any restrictions or contingencies upon the occurrence of a change of control (as defined in the 2006 Plan). The Compensation Committee may provide that stock‑based awards earn dividends or dividend equivalents, which may be paid in cash or shares or may be credited to an account designated in the name of the participants. Participants may also be required or permitted to defer the issuance of shares or cash settlements under awards including under other deferred compensation arrangements of the Company. Each option granted under the 2006 Plan will be designated as either an incentive stock option or a non-statutory stock option. No option or stock appreciation right may be granted with a term of more than 10 years from the date of grant. Performance shares or cash awards will depend on achievement of performance goals based on one or more performance measures determined by the Compensation Committee over a performance period as prescribed by the Compensation Committee of not less than one year and not more than five years. Performance goals may be established on a corporate-wide basis or as to one or more business units, divisions or subsidiaries, and may be in either absolute terms or relative to the performance of one or more comparable companies on an index covering multiple companies. “Performance measures” means criteria established by the Compensation Committee from time to time prior to granting the performance shares or cash awards.

Exercise Price. The 2006 Plan authorizes the Compensation Committee to grant options and stock appreciation rights at an exercise price of not less than 100% of the fair market value of the shares on the date of grant. The Compensation Committee has the right to provide post-grant reduction in exercise price to reflect any floating index as specified in an award agreement. The exercise price is generally payable in cash, check, surrender of pre-owned shares of common stock, broker‑dealer exercise and sale, or by such other means determined by the Compensation Committee.
Option Repricing Prohibited. The exercise price for any outstanding option or stock appreciation right may not be decreased after the date of grant, nor may any outstanding option or stock appreciation right be surrendered as consideration for the grant of a new option or stock appreciation right with a lower exercise price.
Termination of Employment.  Options cease vesting on the date of termination of service or the death or disability of the participant. Options granted under the 2006 Plan generally expire 3 months after the termination of the participant's service to the Company, except in the case of death or disability, in which case the awards generally may be exercised up to 12 months following the date of death or termination of service. However, if the participant is terminated for cause (e.g. for committing an alleged criminal act or intentional tort against us), the participant's options will expire upon termination.
Change of Control.  The 2006 Plan provides that unless otherwise determined by the Compensation Committee, in the event a participant’s employment is terminated other than for cause during the 24-month period following a change in control (as defined in the 2006 Plan), any option held by such participant may thereafter be exercised to the extent it was exercisable at the time of such termination of service until the earlier of (i) the latest of (A) the second anniversary of such date of termination or (B) such other date as may be provided for by the Compensation Committee, or (ii) the expiration of the stated term of such option.
Duration, Amendment and Termination. Except as specified in the previous paragraph, the 2006 Plan became effective upon its approval by the Company’s shareholders in April 2006 and will terminate on the tenth anniversary of its effective date, unless sooner terminated by the Board of Directors. In addition to the power to terminate the 2006 Plan at any time, the Board of Directors also has the power to amend the 2006 Plan; provided, no amendment to the 2006 Plan may be made without shareholder approval if such approval is required by law or agreement, or if such change would: (i) expand the classes of persons to whom awards may be made under the 2006 Plan; (ii) increase the number of shares of Common Stock authorized for grant under the 2006 Plan; (iii) increase the number of shares which may be granted under awards to any one participant under the 2006 Plan; (iv) allow the creation of additional types of awards; or (v) decrease performance award criteria except to the extent permitted under the 2006 Plan.
Eligibility. The 2006 Plan, as amended, provides that awards may be granted to employees, non-employee directors and consultants of the Company as the Compensation Committee may determine.
Termination and Change in Control Provisions. The 2006 Plan also provides that unless the Compensation Committee determinates otherwise, in the event of a termination of service for any reason other than for cause or in connection with certain types of change in control transactions, (i) any options and stock appreciation rights outstanding as of the date such change in control occurs, and which are not then exercisable and vested, will become fully exercisable and vested; (ii) the restrictions and deferral limitations applicable to any restricted stock outstanding as of such date will lapse, and such restricted stock will become free of all restrictions and limitations; (iii) all performance awards will be considered to be earned and payable in full, or at such other level as may be specified in the applicable award agreement and any deferral or other restrictions will lapse; and (iv) the restrictions and deferral limitations and other conditions applicable to any other stock unit awards will lapse and such awards will become free of all restrictions, limitations or conditions and become fully vested and transferable. In addition, during the 60 day period from and after a qualifying termination of service, the Compensation Committee may determine t the holder of an option or stock appreciation right will have the right, in lieu of the payment of the purchase price for the shares being purchased under the option or stock appreciation right, to elect to surrender all or part of such security and to receive cash in an amount equal to the difference between the amount by which the change in control price per share exceeds the purchase price under the option or stock appreciation right.
Equity Compensation Plan Information
We presently utilize one shareholder approved equity compensation plan under which we make equity compensation awards available to officers, directors, employees and consultants. The table set forth below discloses outstanding and available awards under our equity compensation plans as of September 30, 2013. All grants of equity securities made to executive officers and directors, including those to the Chief Executive Officer are presently made under the 2006 Long Term Incentive Plan

Equity Compensation Plan Information
Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted Average exercise price of outstanding options, warrants and rights (or fair value at date of grant)	(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Security Holders:
2006 Long Term Incentive Plan	1,612,500	$1.19	777,347
Equity Compensation Plans Not Approved by Security Holders:	20,000 (1)	$2.28	—

(1)	Consists of warrants to purchase common stock issued to a consultant.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of the Record Date with respect to each nominee, director, and named executive officer as defined in Item 402(a) (3) of Regulation S-K, and the nominees, directors and executive officers of DLH as a group, and to the persons known by DLH to be the beneficial owner of more than five percent of any class of its voting securities. At the Record Date, DLH had 9,602,773 shares of common stock outstanding. The figures stated below are based upon Schedule 13Ds, Schedule 13D/As, Form 3s, and Form 4s filed with the Securities and Exchange Commission by the named persons.

Name	Number of Shares Currently Owned(1)	Percent of Outstanding Stock
William H. Alderman(2)	108,053	1.1%
c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
Peter Black(3)(13)	192,876	2.0%
c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
Martin J. Delaney(4)	162,010	1.7%
c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
Zachary C. Parker(5)	1,003,162	9.6%
c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
T. Stephen Johnson(6)	45,054	*
c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
Frederick G. Wasserman(7)	128,062	1.3%
c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
Austin J. Yerks III	12,500	*
c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
Kathryn M. JohnBull(8)	337,500	3.4%

c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
John F. Armstrong(9)	433,712	4.3%
c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
Kevin Wilson(10)	386,020	3.9%
c/o DLH Holding Corp. 1776 Peachtree Street, N.W. Atlanta, GA 30309
Bernard J. Korman(11)	729,146	7.6%
2129 Chestnut Street Philadelphia, PA 19103
Wynnefield Partners Small Cap Value LP(12)(13)	1,174,050	12.2%
450 Seventh Ave New York, NY 10123
Wynnefield Partners Small Cap Value LP I(12)(14)	2,103,767	21.9%
450 Seventh Ave New York, NY 10123
Wynnefield Partners Small Cap Value Offshore Fund, Ltd.(12)(15)	965,153	10.0%
450 Seventh Ave New York, NY 10123
Wynnefield Capital Profit Sharing Plan(12)(16)	141,806	1.5%
450 Seventh Ave New York NY 10123
All officers and directors as a group	2,808,949	24.6%
(10) persons(2)(3)(4)(5)(6)(7)(8)(9)(10)
____________________________________________________________________________________________________

*	Less than 1 percent.

(1)	Ownership consists of sole voting and investment power except as otherwise noted.

(2)	Includes 4,063 unvested shares of restricted stock which may vest within 60 days. Excludes 4,063 shares of restricted stock which are unvested and which are subject to additional vesting requirements.

(3)
Includes 4,375 unvested shares of restricted stock which may vest within 60 days. Excludes 4,375 shares of restricted stock which are unvested and which are subject to additional vesting requirements. Mr. Black is a member of the Company’s Board of Directors and is an Investment Analyst and Portfolio Manager at Wynnefield Capital, Inc. Mr. Black expressly disclaims beneficial ownership of the securities owned by Wynnefield Capital and its affiliates.

(4)	Includes 4,375 unvested shares of restricted stock which may vest within 60 days. Excludes 4,375 shares of restricted stock which are unvested and which are subject to additional vesting requirements.

(5)
Includes vested options to purchase 125,000 shares of common stock and 750,000 options which are subject to vesting requirements. Excludes options to purchase 50,000 shares of common stock which are subject to vesting requirements and which may not be satisfied within 60 days.

(6)	Includes 4,375 unvested shares of restricted stock which may vest within 60 days. Excludes 4,375 shares of restricted stock which are unvested and which are subject to additional vesting requirements.

(7)	Includes 4,063 unvested shares of restricted stock which may vest within 60 days. Excludes 4,063 shares of restricted stock which are unvested and which are subject to additional vesting requirements.

(8)
Includes vested options to purchase 50,000 shares of common stock and 237,500 options which are subject to vesting requirements. Excludes options to purchase 37,500 shares of common stock which are subject to vesting requirements and which may not be satisfied within 60 days.

(9)
Includes vested options to purchase 100,000 shares of common stock and 275,000 options which are subject to vesting requirements. Excludes options to purchase 75,000 shares of common stock which are subject to vesting requirements and which may not be satisfied within 60 days.

(10)
Includes vested options to purchase 137,500 shares of common stock and 137,500 options which are subject to vesting requirements. Excludes options to purchase 87,500 shares of common stock which are subject to vesting requirements and which may not be satisfied within 60 days.

(11)	Beneficial ownership is based on Schedule 13D filed with the SEC.

(12)
Beneficial ownership is based upon Schedule 13D, Schedule 13D/As, Form 3, and Form 4s filed with the SEC. Mr. Peter Black, one of our directors, is an affiliate of Wynnefield Capital and its affiliated entities. Mr. Black expressly disclaims beneficial ownership of the securities owned by Wynnefield Capital and its affiliates.

(13)
Listed shares are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., as members of a group under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Wynnefield Capital Management, LLC, as the sole general partner of Wynnefield Partners Small Cap Value, L.P., has an indirect beneficial ownership interest in the shares of Common Stock that Wynnefield Partners Small Cap Value L.P. directly beneficially owns. Nelson Obus and Joshua Landes, as co-managing members of Wynnefield Capital Management, LLC, have an indirect beneficial ownership interest in such shares of Common Stock.

(14)
Listed shares are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. I, as members of a group under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Wynnefield Capital Management, LLC, as the sole general partner of Wynnefield Partners Small Cap Value, L.P. I, has an indirect beneficial ownership interest in the shares of Common Stock that Wynnefield Partners Small Cap Value L.P. I directly beneficially owns. Nelson Obus and Joshua Landes, as co-managing members of Wynnefield Capital Management, LLC, have an indirect beneficial ownership interest in such shares of Common Stock.

(15)
Listed shares are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd., as members of a group under Section 13(d) of the Exchange Act. Wynnefield Capital, Inc. as the sole investment manager of Wynnefield Small Cap Value Offshore Fund, Ltd., has an indirect beneficial ownership interest in the shares of Common Stock that Wynnefield Small Cap Value Offshore Fund, Ltd. directly beneficially owns. Mr. Obus and Mr. Landes, as principal executive officers of Wynnefield Capital, Inc., have an indirect beneficial ownership interest in the shares of Common Stock that Wynnefield Small Cap Value Offshore Fund, Ltd. directly beneficially owns.

(16)
Wynnefield Capital Inc. Profit Sharing Plan directly beneficially owns the listed shares of our common stock. Mr. Obus has the power to vote and dispose of Wynnefield Capital, Inc. Profit Sharing Plan’s investments in securities and has an indirect beneficial ownership interest in the shares of Common Stock directly beneficialy owned by Wynnefield Capital, Inc. Profit Sharing Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE
Except as disclosed herein, we have not entered into any material transactions or series of similar transactions with any director, executive officer or any security holder owning 5% or more of our common stock. For information concerning employment agreements with, and compensation of, our executive officers and directors, see the disclosure in the section of this proxy statement captioned “Executive Compensation and Related Information”
On March 16, 2012, we announced that we filed a registration statement on Form S-1 with the Securities and Exchange Commission for a rights offering in which existing shareholders of the Company would receive non-transferable rights to purchase $4.2 million of additional shares of its common stock (the “Rights Offering”). The registration statement was declared effective on May 2, 2012 and the rights offering was completed on June 15, 2012. We raised a total of $4.2 million in gross proceeds by selling 3,230,769 shares (subject to rounding down to the nearest whole share) of common stock at an offering price of $1.30 per share. As a result, the total number of shares of our common stock outstanding upon the completion of the rights offering was approximately 9,305,702 shares. On May 2, 2012, we entered into a standby purchase agreement with Wynnefield Capital, Inc. (“Wynnefield Capital”), our largest shareholder, whereby Wynnefield Capital (or affiliated assignees) agreed to acquire from us in the rights offering, subject to the satisfactions of specified conditions, the shares of common stock that relate to any rights that remain unexercised at the expiration of the rights offering. Prior to the rights offering, Wynnefield Capital, through certain affiliated entities, owned approximately 21% of our outstanding common stock (without including any warrants or shares issuable upon conversion of convertible debentures held by Wynnefield Capital). Wynnefield Capital held warrants (the “Warrants”) to purchase 53,846 shares at an exercise price of $0.96 per share, and a $350,000 convertible note which has a conversion rate of $1.25 per share. Mr. Peter Black, a member of our Board of Directors, is an employee of Wynnefield Capital. The purchases under the standby agreement were completed in connection with the completion of the rights offering on June 15, 2012. Wynnefield Capital and its affiliated entities acquired an aggregate of $3,692,326 of shares (upon the same terms as all other participants at $1.30 per share) and received an aggregate of approximately 2,840,251 shares of common stock. Upon completion of the rights offering, Wynnefield Capital and its affiliates owned an aggregate of 4,476,361 shares of common stock, Warrants to purchase an aggregate of 53,846 shares of common stock and 280,682 shares of our common stock issuable upon conversion of convertible debentures. In addition, certain of our officers and directors purchased an aggregate of 137,678 shares in the rights offering upon the same terms as all other participants.
In October 2013, Wynnefield Partners Small Cap Value, L.P. I, the holder of a principal amount of $210,000 of convertible debentures elected to convert such debentures in full into 168,000 shares of common stock. In addition, in October 2013, the holders of the Warrants exercised such Warrants in full for 53,846 shares of common stock. The shares of our common stock issued upon conversion of the debentures were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and the shares of our common stock issued upon exercise of the Warrants were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended
Approval for Related Party Transactions
Although we have not adopted a formal policy relating to the approval of proposed transactions that we may enter into with any of our executive officers, directors and principal shareholders, including their immediate family members and affiliates, our Audit Committee, all of the members of which are independent, reviews the terms of any and all such proposed material related party transactions. The results of this review are then communicated to the entire Board of Directors, which has the ultimate authority as to whether or not we enter into such transactions. We will not enter into any material related party transaction without the prior consent of our Audit Committee and our Board of Directors. In approving or rejecting the proposed related party transaction, our Audit Committee and our Board of Directors shall consider the relevant facts and circumstances available and deemed relevant to them, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. We shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee and our Board of Directors determine in the good faith exercise of their discretion.
Independence of our Board of Directors and its Committees
The listing rules established by the Nasdaq Stock Market, LLC require that a majority of the members of a listed company’s board of directors qualify as “independent” as affirmatively determined by the board, meaning that each independent director has no direct or indirect material relationship with a company other than as a director and/or a shareholder. Our Board of Directors consults with legal counsel to ensure that our Board’s determination with respect to the definition of “independent” is consistent with current Nasdaq listing rules. Our Board of Directors reviewed all relevant transactions or relationships between each director, or any of his family members, and our company and has affirmatively determined that each of our current directors, other than Zachary C. Parker (our Chief Executive Officer), are independent directors under the applicable guidelines noted above. Our Board of Directors has four committees: the Audit Committee, the Management Resources and Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. All of the members of our Audit, Nominating and Corporate Governance and Management Resources and Compensation Committees meet the standards for independence required under current Nasdaq Stock Market listing rules, SEC rules, and applicable securities laws and regulations.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has approved a rule governing the delivery of disclosure documents. This rule allows us to send a single copy of this proxy statement to any household at which two or more of our shareholders reside, if we believe that the shareholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the Company and its shareholders as it reduces the volume of duplicate information received at a shareholder’s house and helps reduce our expenses. Each shareholder, however, will continue to receive individual proxy cards or voting instructions forms. Shareholders that have previously received a single set of disclosure documents may request their own copy by contacting their bank, broker or other nominee record holder. We will also deliver a separate copy of this proxy statement to any shareholder upon written request to our corporate secretary at our principal executive offices.
SHAREHOLDER PROPOSALS
By-law Provisions. In accordance with our by-laws, a shareholder who desires to present a proposal for consideration at next year’s annual meeting must submit the proposal no later than the close of business on the date that is 90 days prior to the anniversary date of the immediately preceding annual meeting. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), the number of shares beneficially owned by the shareholder and a description of any material interest that the shareholder may have in the proposal. Proposals should be addressed to our corporate secretary at our principal executive offices.
Eligibility to Submit a Proposal. Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, in order to be eligible to submit a proposal, you must have continuously held at least $2,000 in market value, or 1%, of the Company’s securities entitled to be voted on the proposal at the meeting for at least one year by the date you submit the proposal. You must continue to hold those securities through the date of the meeting.
Inclusion in Next Year’s Proxy Statement. Notwithstanding the Company’s by-law provisions cited above, a shareholder who desires to submit a proposal to fellow shareholders at the Company’s annual meeting next year and wishes to have it set forth in the corresponding proxy statement and identified in the corresponding proxy form prepared by management, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, such shareholder must notify the Company of such proposal in a writing received at its executive offices no later than September 5, 2014.
Presentation at Meeting. Rule 14a-4(c) under the Exchange Act provides that if a proponent of a proposal fails to notify us at the address below at least 45 days prior to the month and day of mailing of the prior year’s proxy statement (or any date specified in an advance notice provision), then the management proxy holders will be allowed to use their discretionary voting authority with respect to the voting of proxies when the proposal is presented at the meeting, without any discussion of the matter in the proxy statement. With respect to our next annual meeting of shareholders, if we are not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in our proxy statement, by November 19, 2014, the management proxy holders will be allowed to use their discretionary authority with respect to the voting of proxies.
ADDITIONAL INFORMATION
A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2013 FILED WITH THE SEC WILL BE FURNISHED WITHOUT EXHIBITS TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST SENT TO OUR CORPORATE SECRETARY AT OUR PRINCIPAL EXECUTIVE OFFICES. Each request must set forth a good faith representation that as of the Record Date, the person making the request was the beneficial owner of common stock of the Company entitled to vote at the annual meeting of shareholders. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information we file can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. at prescribed rates. You can contact the SEC at 1-800-SEC-0330 for additional information about these facilities. The SEC maintains a web site that contains reports, proxy and information statements and other information filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval System. This web site can be accessed at http://www.sec.gov.

OTHER BUSINESS
As of the date of this proxy statement, the only business which the Board of Directors intends to present, and knows that others will present, at the annual meeting is that herein above set forth. If any other matter or matters are properly brought before the annual meeting, or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

By Order of the Board of Directors
Victor J. DiGioia,Secretary
January 3, 2014
REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY PROXY EITHER VIA TELEPHONE, INTERNET OR MAIL, IN ACCORDANCE WITH THE ENCLOSED VOTING INSTRUCTIONS. IF YOU VOTE BY MAIL, MARK, SIGN AND DATE THE PROXY CARD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY CARD AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

Appendix A

DLH HOLDINGS CORP. 2006 LONG-TERM INCENTIVE PLAN

As amended on ___________, 2014

Section 1 – Purposes

The purposes of the DLH Holdings Corp. 2006 Long-Term Incentive Plan (the “Plan”) are to encourage selected Employees and Non-Employee Directors of DLH Holdings Corp., a New Jersey corporation (the “Company”), and its Affiliates to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of shareholders and to enhance the ability of the Company and its Affiliates to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depends.

Section 2 – Definitions

As used in the Plan, the following terms will have the meanings set forth below:

(a) “Affiliate” means: (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee;

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, Performance Unit, dividend equivalent, Other Stock Unit Award or any other right, interest or option relating to Shares or other property granted pursuant to the provisions of this Plan;

(c) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by both the Company and the Participant;

(d) “Board” means the Board of Directors of the Company;

(e) “Cause” means: (i) “Cause” as that term is defined in any Individual Agreement to which the Participant is a party; or (ii) if there is no such Individual Agreement or if the Individual Agreement does not define Cause: (A) conviction of the Participant for committing a felony under federal law or the law of the state in which such action occurred; (B) dishonesty in the course of fulfilling the Participant’s employment duties; (C) deliberate failure on the part of the Participant to perform his or her employment duties in any material respect as determined by the Board; or (D) prior to a Change in Control, such other events as may be determined by the Committee. Prior to a Change in Control, the Committee will, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination will be final;

(f) “Change in Control” means: (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”); or (B) the combined voting power of the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions will not constitute a Change of Control: (W) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company), (X) any acquisition by the Company, (Y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (Z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (iii) of this Section 2(f) are satisfied; or (ii) Individuals who, as of September 30, 2005, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to September 30, 2005 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or (iii) Approval by the shareholders of the Company of a reorganization, merger, binding share exchange or consolidation, in each case, unless, following such reorganization, merger, binding share exchange or consolidation: (A) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, binding share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, binding share exchange or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, binding share exchange or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger, binding share exchange or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, binding share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, binding share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, binding share exchange or consolidation; or (iv) Approval by the shareholders of the Company of: (A) a complete liquidation or dissolution of the Company; or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition: (1) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (2) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and (3) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company;

(g) “Change in Control Price” means, with respect to a Share, the highest price per such Share paid in such tender or exchange offer or corporate transaction. To the extent the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration will be determined by the Committee;

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto;

(i) “Committee” means the Management Resources and Compensation Committee of the Board, or any successor to such committee, composed of no fewer than three directors, each of whom is an Outside Director;

(j) “Company” means DLH Holdings Corp., a New Jersey corporation;

(k) “Consultant” shall mean any consultant or advisor who provides services to the Company or any Subsidiary, so long as such person: (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (ii) can be covered as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 registration statement (or a successor form thereto).

(l) “Covered Employee” means a “covered employee” within the meaning of Section 162(m) (3) of the Code, or any successor provision thereto;

(m) “Disability” means, unless otherwise provided by the Committee: (i) “Disability” as defined in any Individual Agreement to which the Participant is a party; or (ii) if there is no such Individual Agreement or it does not define “Disability,” total disability as determined under the Company’s Long-Term Disability Plan applicable to the Participant, or (iii) if no such plan exists, as is determined by the Committee;

(n) “Effective Date” has the meaning set forth in Section 15;

(o) “Employee” means any employee or prospective employee of the Company or any Affiliate, other than a Non-Employee Director. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee will be considered to have incurred a Termination of Service and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to provide services to such employer;

(p) “Exchange Act” means the Securities Exchange Act of 1934, as amended;

(q) “Fair Market Value” means, with respect to any property, the market value of such property determined by procedures the Committee will establish from time to time. Unless otherwise determined by the Committee, the Fair Market Value of Shares as of any date will be the average of the high and low trading prices during normal business hours for the Shares as reported on the NASDAQ Stock Exchange (or on any national securities exchange or over the counter market trading system on which the Shares are then listed for trading) for that date or, if no such prices are reported for that date, the average of the high and low trading prices on the preceding date for which such prices were reported, all as reported by such source as the Committee may select;

(r) “Good Cause” has the meaning ascribed to such term in a Participant’s Individual Agreement, if any, or the determination of the Committee in the absence thereof;

(s) “Incentive Stock Option” means an Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto;

(t) “Individual Agreement” means an employment, severance consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates, including without limitation any Change of Control Employment Agreement with a Participant;

(u) “Non-Employee Director” means a member of the Board who is not an employee of the Company, or any of its Affiliates or Subsidiaries;

(v) “Nonstatutory Stock Option” means an Option granted under Section 6 that is not intended to be an Incentive Stock Option;

(w) “Option” means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee will determine;

(x) “Other Stock Unit Award” means any right granted to a Participant by the Committee pursuant to Section 10;

(y) “Outside Director” means a director who qualifies as an “independent director” within the meaning of Section 4200(a)(15) of the NASDAQ Marketplace Rules, and as an “outside director” within the meaning of Section 162(m) of the Code and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act;

(z) “Participant” means an Employee, Non-Employee Director, or Consultant who is selected by the Committee to receive an Award under the Plan;

(aa) “Performance Award” means any Award of Performance Shares or Performance Units pursuant to Section 9;

(bb) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured;

(cc) “Performance Share” means any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee will establish at the time of such grant or thereafter;

(dd) “Performance Unit” means any grant pursuant to Section 9 of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee will determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee will establish at the time of such grant or thereafter;

(ee) “Person” means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof;

(ff) “Qualified Performance-Based Award” means an Award of Restricted Stock, Performance Units, Performance Shares or Other Stock Unit Awards designated as such by the Committee at the time of grant, based upon a determination that: (i) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock, Performance Units or Performance Shares; and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption;

(gg) “Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate;

(hh) “Restricted Stock Award” means an award of Restricted Stock under Section 8;

(ii) “Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate as defined in the Company’s retirement program, as determined by the Committee;

(jj) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code;

(kk) “Shares” means the shares of common stock of the Company;

(ll) “Stock Appreciation Right” means any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of: (i) the Fair Market Value of one Share on the date of exercise or, if the Committee will so determine in the case of any such right other than one related to any Incentive Stock Option, at any time during a specified period before the date of exercise; over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion. The grant price will not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be, except in the case of Substitute Awards or in connection with an adjustment provided in Section 4(c). Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, will determine;

(mm) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain;

(nn) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or with which the Company combines; and

(oo) “Termination of Service” means the termination of the Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. A Participant employed by, or performing services for, a Subsidiary or an Affiliate will also be deemed to incur a Termination of Service if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates will not be considered Terminations of Service.

Section 3 – Administration

The Committee will administer the Plan, subject to the approval and ratification of the Board of the Committee’s actions. The Committee will have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board to: (a) select the Employees to whom Awards may from time to time be granted hereunder; (b) determine the type or types of Award to be granted to each Participant; (c) determine the number of Shares to be covered by each Award granted hereunder; (d) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended; (f) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan will be deferred either automatically or at the election of the Participant; (g) modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to performance goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the performance goals associated therewith; (h) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (i) establish such rules and regulations and appoint such agents as it will deem appropriate for the proper administration of the Plan; and (j) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. No amendment to the terms of an Award will have the effect of reducing the purchase price of any Option or grant price of any Stock Appreciation Right, including the cancellation of an Option or Stock Appreciation Right and replacement with another Award with a lower purchase or grant price. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a Non-Employee Director will be approved and ratified by the Board. The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may: (i) allocate all or any portion of its responsibilities and powers to any one or more of its members; and (ii) delegate (subject to the approval and ratification of the Board) all or any part of its responsibilities and powers to any officer of the Company selected by it, provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. The Committee may revoke any such allocation or delegation at any time. Any determination made by the Committee with respect to any Award will be made in the sole discretion of the Committee at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan will be final and binding on all persons, including the Company, any Participant, any shareholder and any Employee. Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action will control.

Section 4 – Shares Subject to the Plan

(a) Commencing on the “as amended” date first set forth above, and subject to adjustment as provided in Section 4(c), a total of 4,001,625 Shares will be authorized for issuance under the Plan. If any Shares subject to an Award or to an award under the Company’s 2000 Employee Stock Option Plan and the 2000 Non-Executive Director Stock Option Plan (the “Pre-Existing Plans”) which are forfeited, expired, canceled or if any Award or award under the Pre-Existing Plans based on Shares is settled for cash or otherwise is terminated without issuance of such Shares, the Shares subject to such award will, to the extent of such cash settlement, forfeiture or termination, again be available for Awards under the Plan. Shares reserved for any award under the Pre-Existing Plans that are not reserved for a specific award are available for Awards under the Plan. In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or in the event that withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares or by the withholding of Shares by the Company, only the number of Shares issued net of the Shares tendered or withheld will be counted for purposes of determining the maximum number of Shares available for issuance under the Plan. In the event that any option or award granted under the Pre-Existing Plans is exercised through the tendering of Shares or in the event that withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares or the withholding of Shares by the Company, the Shares so tendered or withheld will again be available for Awards under the Plan. Shares reacquired by the Company on the open market using the cash proceeds received by the Company from the exercise of Options granted under the Plan or options granted under the Pre-Existing Plans that are exercised after the effective date of the Plan will be available for Awards under the Plan; provided, that the number of Shares available will not exceed the amount of: (A) such cash proceeds divided; by (B) the Fair Market Value of the Shares on the date of exercise of the applicable Options. In addition, Substitute Awards will not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year;

(b) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise; and

(c) In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or in the event of any extraordinary dividend or other similar event, such adjustments and other substitutions will be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the

Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Options, Stock Appreciation Rights or other Awards granted under the Plan, and in the number, class and kind of securities subject to Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company or the payment of cash) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award will always be a whole number.

Section 5 – Eligibility

Any Employee, Non-Employee Director or Consultant will be eligible to be selected as a Participant; provided, however, that Incentive Stock Options will not be awarded to Non-Employee Directors or Consultants.

Section 6 – Stock Options

Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. An Award Agreement in such form will evidence any Option granted under the Plan as the Committee may from time to time approve. Any such Option will be subject to the following terms and conditions and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee will deem desirable:

(a) Option Price.    The purchase price per Share purchasable under an Option will be determined by the Committee in its sole discretion; provided, however, that, except in the case of Substitute Awards or in connection with an adjustment provided for in Section 4(c), such purchase price of an Option will not be less than the Fair Market Value of the Share on the date of the grant, provided, further that the Committee will have the authority to provide for a post-grant reduction in exercise price to reflect any floating index as specified in an Award Agreement, provided, that, unless the Committee determines otherwise, no such provision will be included in any Award Agreement of a Participant who the Committee determines is or may be a Covered Employee in the year in which the Option is expected to be taxable to such Participant to the extent that such provision would result in such Option failing to meet the requirements of the Section 162(m) Exemption;

(b) Option Period.    The Committee in its sole discretion will fix the term of each Option; provided that (except as specifically provided in Section 6) no Option will be exercisable after the expiration of ten years from the date the Option is granted;

(c) Exercisability.    Options will be exercisable at such time or times as determined by the Committee at or subsequent to grant. Except under certain circumstances in connection with a Participant’s Termination of Service or in the event of a Change in Control, Options will not be exercisable before the expiration of one year from the date the Option is granted;

(d) Method of Exercise.    Subject to the other provisions of the Plan, any Option may be exercised by the Participant in whole or in part at such time or times:(i) by delivering written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Option to be purchased; and (ii) by making payment of the option price in such form or forms, including, without limitation, payment by delivery of cash, delivery of Shares (either actually or by attestation) already owned by the Participant for at least six months (or any shorter period sufficient to avoid a charge to the Company’s earnings for financial reporting purposes) or delivery of other consideration (including, where permitted by law and the Committee), Awards having a Fair Market Value on the exercise date equal to the total option price, or by any combination of cash, such Shares and other consideration as the Committee may specify in the applicable Award Agreement. If approved by the Committee, except to the extent prohibited by applicable law, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the option price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. No shares of Common Stock will be delivered until full payment therefor has been made. Except as otherwise provided herein or in an applicable Award

Agreement, a Participant will have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has delivered written notice of exercise and has paid in full for such shares;

(e) Incentive Stock Options.    In accordance with rules and procedures established by the Committee, and except as otherwise provided in Section 11, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Stock Options held by any Participant which are exercisable for the first time by such Participant during any calendar year under the Plan (and under any other employee benefit plans of the Company or any Subsidiary) will not exceed $100,000 or, if different, the maximum limitation in effect at the time of grant under Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive Stock Options will not be granted to Participants who are Non-Employee Directors or prospective employees. The terms of any Incentive Stock Option granted hereunder will comply in all respects with the provisions of Section 422 of the Code or any successor provision, and any regulations promulgated thereunder;

(f) Form of Settlement.    In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise will be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant;

(g) Termination by Reason of Death.    Unless otherwise determined by the Committee, if a Participant incurs a Termination of Service by reason of death, any Option held by such Participant will vest in full and will remain exercisable: (i) in the case of a Nonstatutory Stock Option, until the first anniversary of such Termination of Service (notwithstanding any earlier expiration of the stated term of such Nonstatutory Stock Option); and (ii) in the case of an Incentive Stock Option, until the earlier of: (A) the first anniversary of the date of death; or (B) the expiration of the stated term of such Incentive Stock Option;

(h) Termination by Reason of Disability.    Unless otherwise determined by the Committee, if a Participant incurs a Termination of Service by reason of Disability, any Option held by such Participant will vest in full and remain exercisable until: (i) in the case of a Nonstatutory Stock Option, the first anniversary of such Termination of Service (notwithstanding any earlier expiration of the stated term of such Nonstatutory Stock Option); and (ii) in the case of an Incentive Stock Option, the earlier of: (A) the first anniversary of such Termination of Service; or (B) the expiration of the stated term of such Option; provided, however, that if the Participant dies within such period, notwithstanding the expiration of such period, any unexercised Option, may thereafter be exercised (x) in the case of a Nonstatutory Stock Option, for a period of one year from the date of such death (notwithstanding any earlier expiration of the stated term of such Nonstatutory Stock Option) and (y) in the case of an Incentive Stock Option, until the earlier of (1) the first anniversary of the date of death or (2) the expiration of the stated term of such Incentive Stock Option. In the event of Termination of Service by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonstatutory Stock Option;

(i) Termination by Reason of Retirement.    Unless otherwise determined by the Committee, if a Participant incurs a Termination of Service by reason of Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Termination of Service, or on such accelerated basis as the Committee may determine, until the earlier of: (i) the third anniversary of such Termination of Service; or (ii) the expiration of the stated term of such Option; provided, however, that if the Participant dies within such period, any unexercised Option may to the extent exercisable on the date of death thereafter be exercised (A) in the case of a Nonstatutory Stock Option, until the later of (x) the first anniversary of the date of death (notwithstanding any earlier expiration of the stated term of such Nonstatutory Stock Option) or (y) the third anniversary of the Termination of Service by reason of Retirement and (B) in the case of an Incentive Stock Option, until the earlier of (xx) the later of: (1) the first anniversary of the date of death; or (2) the third anniversary of the Termination of Service by reason of Retirement or (yy) the expiration of the stated term of such Incentive Stock Option. In the event of Termination of Service by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonstatutory Stock Option;

(j) Other Terminations.    Unless otherwise determined by the Committee: (i) if a Participant incurs a Termination of Service for Cause, all Options held by such Participant will thereupon immediately terminate; (ii) if a Participant incurs a Termination of Service due to a termination by the Company for any reason other than death, Disability, Retirement or for Cause, any Option held by such Participant, may, to the extent it was exercisable at the time of Termination of Service, be exercised until the earlier of (A) 90 days from the date of such Termination of Service or (B) the expiration of the stated term of the Option; and (iii) if a Participant incurs a Termination of Service due to a voluntary termination by the Participant (other than for Retirement), any Option held by such Participant, may, to the extent it was exercisable at the time of Termination of Service, be exercised until the earlier of (A) 30 days from the date of such Termination of Service or (B) the expiration of the stated term of the Option; provided, however, that if the Participant dies within either of the exercise periods established by Sections 5(j)(ii) and 5(j)(iii), any unexercised Option held by such Participant will, continue to be exercisable to the extent to which it was exercisable at the time of death until (x) in the case of Nonstatutory Stock Options, the first anniversary of the date of death (notwithstanding any earlier expiration of the stated term of such Nonstatutory Stock Option) or (y) in the case of Incentive Stock Options, the earlier of (A) the first anniversary of the date of death or (B) the expiration of the stated term of such Option; and

(k) Change in Control Termination.    Unless otherwise determined by the Committee, notwithstanding any other provision of this Plan to the contrary, in the event a Participant incurs a Termination of Service other than for Cause during the 24-month period following a Change in Control, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Termination of Service until the earlier of: (i) the latest of: (A) the second anniversary of such date of Termination of Service; or (B) such other date as may be provided in the Plan for such Termination of Service or as the Committee may provide in the Award Agreement; or (C) such other date as may be provided in any Individual Agreement; or (ii) the expiration of the stated term of such Option; provided, however, that if the Participant dies within such period, notwithstanding the expiration of such period, any unexercised Option may to the extent exercisable on the date of death thereafter be exercised (x) in the case of a Nonstatutory Stock Option, until the later of: (i) the end of such exercise period; or (ii) the first anniversary of the date of death (notwithstanding any earlier expiration of the stated term of such Nonstatutory Stock Option) or (y) in the case of an Incentive Stock Option, until the earlier of: (i) the later of (A) the end of such exercise period or (B) the first anniversary of the date of death; or (ii) the expiration of the stated term of such Incentive Stock Option. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonstatutory Stock Option.

Section 7 – Stock Appreciation Rights

Stock Appreciation Rights may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonstatutory Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option will not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right will no longer be exercisable to the extent the related Stock Appreciation Right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right, as it will deem appropriate; provided that a Stock Appreciation Right will not have a term of greater than ten years.

Section 8 – Restricted Stock

(a) Administration.    Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee will determine the Employees and Non-Employee Directors to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Employee or Non-Employee Director, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 14(f);

(b) Issuance.    A Restricted Stock Award will be subject to restrictions imposed by the Committee during a period of time specified by the Committee (the ‘‘Restriction Period’’). Restricted Stock Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The provisions of Restricted Stock Awards need not be the same with respect to each recipient. Except for certain situations specified by the Committee (and as provided in Section 11(a)(ii)), Restricted Stock Awards will be subject to restrictions for a minimum of two years from date of grant;

(c) Registration.    Any Restricted Stock issued hereunder may be evidenced in such manner, as the Committee, in its sole discretion, will deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any stock certificates are issued in respect of shares of Restricted Stock awarded under the Plan, such certificates will be registered in the name of the Participant and will bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award; and

(d) Forfeiture.    Except as otherwise determined by the Committee at the time of grant or thereafter, upon Termination of Service for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction will be forfeited by the Participant and reacquired by the Company and the Company will cancel any book entry registrations. Unrestricted Shares, evidenced in such manner as the Committee will deem appropriate, will be issued to the Participant promptly after expiration of the period of forfeiture, as determined or modified by the Committee.

Section 9 – Performance Awards

Performance Awards may be issued hereunder to Participants, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance criteria to be achieved during any Performance Period and the length of the Performance Period will be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period may not be shorter than 12 months or longer than five years. Except as provided in Section 11 or as otherwise specified by the Committee, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed will be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

Section 10 – Other Stock Unit Awards

(a) Administration.    Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock Unit Awards will also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property, as the Committee will determine. Subject to the provisions of the Plan, the Committee will have sole and complete authority to determine the Employees and Non-Employee Directors to whom and the time or times at which such Awards will be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient. Unless Other Stock Unit Awards are made in lieu of cash compensation, they will be subject to performance and/or vesting restrictions similar to those identified in Section 8 or 9; and

(b) Terms and Conditions.    Shares (including securities convertible into Shares) subject to Awards granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 10 will be purchased for such consideration as the Committee will determine in its sole discretion, which, except in the case of Substitute Awards, will not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded.

Section 11 – Termination and Change in Control Provisions

(a) Impact of Event.    Notwithstanding any other provision of the Plan to the contrary, unless the Committee will determine otherwise at the time of grant with respect to a particular Award, in the event of a Termination of Service for any reason other than for Cause or a Termination of Service because of a Change in Control under Section 2 (f)(ii) or 2 (f)(iii):

(i) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control occurs, and which are not then exercisable and vested, will become fully exercisable and vested;

(ii) the restrictions and deferral limitations applicable to any Restricted Stock outstanding as of the date such Change in Control occurs will lapse, and such Restricted Stock will become free of all restrictions and limitations and become fully vested and transferable;

(iii) all Performance Awards outstanding as of the date such Change in Control occurs will be considered to be earned and payable in full, or at such other level as may be specified in the applicable Award agreement between the Participant and the Company, and any deferral or other restriction will lapse and such Performance Awards will be immediately settled or distributed; and

(iv) the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards outstanding as of the date such Change in Control occurs will lapse, and such Other Stock Unit Awards or such other Awards will become free of all restrictions, limitations or conditions and become fully vested and transferable.

(b) Termination of Service Cash-Out.    Notwithstanding any other provision of the Plan, during the 60-day period from and after a qualifying Termination of Service (the “Exercise Period”), if the Committee will determine at, or at any time after, the time of grant, a Participant holding an Option or Stock Appreciation Right will have the right, whether or not the Option or Stock Appreciation Right is fully exercisable and in lieu of the payment of the purchase price for the Shares being purchased under the Option or Stock Appreciation Right and by giving notices to the Company, to elect (within the Exercise Period) to surrender all or part of the Option or Stock Appreciation Right to the Company and to receive cash, within 90 days of such notice, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election will exceed the purchase price per Share under the Option or Stock Appreciation Right (the “spread”) multiplied by the number of Shares granted under the Option or Stock Appreciation Right as to which the right granted under this Section 11(b) will have been exercised.

Section 12 – Code Section 162(m) Provisions

(a) Notwithstanding any other provision of the Plan, if the Committee determines at the time Restricted Stock, a Performance Award or an Other Stock Unit Award is granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 12 is applicable to such Award;

(b) If Restricted Stock, a Performance Award or an Other Stock Unit Award is subject to this Section 12, then, in addition to any other restrictions imposed on such Awards, the grant, the lapsing of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, will be subject to the achievement of one or more objective performance goals established by the Committee, which will be based on the attainment of specified levels of one or any combination of the following: net cash provided by operating activities, earnings per share from continuing operations, operating income, revenues, new business awards, bookings or backlog; earnings (on a total or continuing basis and either before or after (i) taxes, (ii) interest and taxes, or (iii) interest, taxes, depreciation, and amortization, or (iv) interest, taxes, depreciation, and amortization, or extraordinary or special items, or any combination of any or all of the foregoing); operating margins, return on operating assets, return on equity, economic value added, stock price appreciation, total shareholder return, cost control, strategic initiatives, market share, net income, or return on invested capital of the Company or the Affiliate or division of the Company for or within which the Participant is primarily employed; and any combination of the foregoing. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations. Such performance goals will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder;

(c) Notwithstanding any provision of the Plan other than Section 11, with respect to any Restricted Stock, Performance Award or Other Stock Unit Award that is subject to this Section 12, the Committee may adjust downwards, but not upwards, the number of such Awards to be granted to such Participant and/or the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of a Termination of Service due to the death or disability of the Participant or due to a Termination of Service by the Company (or the Participant’s employer) without Cause or a Termination of Service by the Participant for Good Cause;

(d) The Committee will have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of the Section 162(m) Exemption; and

(e) Notwithstanding any provision of the Plan other than Section 4(c), no Participant may be granted Options or Stock Appreciation Rights during any three-year period with respect to more than 1,000,000 (one million) shares, or Restricted Stock or Performance Awards subject to this Section 12 that are denominated in Shares, in any three-year period with respect to more than 1,000,000 (one million) Shares, and the maximum dollar value payable with respect to Performance Units and/or Other Stock Unit Awards that are valued with reference to property other than Shares and granted to any Participant in any three-year period is $3,000,000.

Section 13 – Amendments and Termination

The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination (collectively, a “change”): (a) will be made without shareholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (b) except as required by applicable law or stock exchange or accounting rules, will be made without the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award; or (c) will cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption. Notwithstanding anything to the contrary herein, the Committee or Board may amend or alter the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States. Notwithstanding the foregoing, any adjustments made pursuant to Section 4(c) will not be subject to these restrictions. Shareholder approval of changes to this Plan will be required to the extent such approval is required by law or agreement, or if such change would: (i) expand the classes of persons to whom Awards may be made under this Plan; (ii) increase the number of shares of Common Stock authorized for grant under this Plan; (iii) increase the number of Shares which may be granted under Awards to any one Participant under this Plan; (iv) increase the number of Shares available for Awards other than Options and Stock Appreciation Rights; (v) allow the creation of additional types of Awards; (vi) decrease performance award criteria except to the extent permitted under Section 12(e); or (vii) change any of the provisions of this sentence of Section 13.

Section 14 – General Provisions

(a) No Award, and no Shares subject to Awards described in Section 10 that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant. Each Award will be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, and subject to Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award: (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonstatutory Stock Option, unless otherwise determined by the Committee, to such Employee’s or Non-Employee Director’s children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, ‘‘family member’’ will have the meaning given to such term in General Instructions A.1 (a)(5) to Form S-8 under the Securities Act of 1933 as amended, or any successor thereto; provided, however, that an Award so assigned or transferred will be subject to all the terms and conditions of the Plan and the instrument evidencing the Award; provided, further, that Termination of Service will continue to refer to the Termination of Service of the original Participant;

(b) No Employee or Participant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan;

(c) The prospective recipient of any Award under the Plan will not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient will have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, or taken such other similar action as is determined and communicated in writing by the Committee, and otherwise complied with the then applicable terms and conditions;

(d) Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment or service contract or confer or be deemed to confer on any Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate a Participant’s employment or service or other relationship at any time, with or without Cause;

(e) Except as provided in Section 12, the Committee will be authorized to make adjustments in performance award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it will deem desirable to carry it into effect. In the event that the Company will assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it will deem appropriate;

(f) The Committee will have full power and authority to determine whether, to what extent and under what circumstances any Award will be canceled or suspended. In addition, all outstanding Awards to any Participant may, as determined by the Committee in its sole discretion in any applicable Award Agreement be canceled if the Participant, without the consent of the Company, while employed by the Company or after a Termination of Service, establishes a relationship with a competitor of the Company or engages in activity that is in conflict with or adverse to the interest of the Company or any of its Affiliates, as determined by the Committee. Furthermore, the Committee may determine that an Award agreement require that, under the circumstances described above calling for cancellation of an Award, the Participant will also be required to remit to the Company, with respect to any Option exercised by the Participant on or after the date which is six months prior to the date that the Participant establishes a competitive relationship or engages in competing activity as foresaid an amount in cash or a certified or bank check equal to 100% of the excess of (A) the fair market value per share of the Company’s Common Stock on the date of exercise, multiplied by the number of shares with respect to which the Option is exercised; over (B) the aggregate option price for such number of shares. Any provisions implemented pursuant to this Section 14(f) will be inapplicable following a Change in Control;

(g) All certificates for Shares delivered under the Plan pursuant to any Award will be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions;

(h) No Award granted hereunder will be construed as an offer to sell securities of the Company, and no such offer will be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company will not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such shares on the NASDAQ Exchange or such other securities exchange as may at the time be the principal market for the Common Stock; (ii) any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee will, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee will, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable;

(i) The Committee will be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred or restricted (based on vesting) basis, cash dividends, or cash payments in amounts equivalent to cash dividends on Shares (‘‘dividend equivalents’’) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional Shares or otherwise reinvested;

(j) Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan will not be required to make any payment or provide consideration other than the rendering of services;

(k) The Company will be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee will be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Company (up to the employer’s minimum required tax withholding rate to the extent the Participant has owned the surrendered shares for less than six months if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes), or by directing the Company to retain Shares (up to the employer’s minimum required tax withholding rate) otherwise deliverable in connection with the Award;

(l) Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases;

(m) The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of New York and applicable federal law;

(n) If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it will be stricken and the remainder of the Plan will remain in full force and effect; and

(o) Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in currency, local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

Section 15 – Effective Date of Plan

The Plan will be effective as of the date that the Plan is approved by the shareholders of the Company (the “Effective Date”).

Section 16 – Term of Plan

The Plan will terminate on the tenth anniversary of the Effective Date unless sooner terminated by the Board pursuant to Section 13; provided, however, that (a) no Incentive Stock Options may be granted more than ten years after the later of: (i) the adoption of the Plan by the Board; and (ii) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code. Notwithstanding the foregoing, the Plan provisions applicable to outstanding Awards will continue after the Plan termination date until the last of such Awards have been paid out or have expired by their own terms.

PROXY

Please mark your votes like this **X**

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR":

1. Election of Directors for a three-year term

Nominees: (01) Martin J. Delaney and (02) Zachary C. Parker

☐ **FOR** all Nominees listed to the left

☐ **WITHHOLD AUTHORITY** to vote (except as marked to the contrary for all nominees listed to the left)

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

2. An advisory vote regarding the approval of compensation paid to our named executive officers.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

3. Approval of amendments to the Company's 2006 Long Term Incentive Plan.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

4. Ratification of independent registered public accounting firm.

☐ **FOR** ☐ **AGAINST** ☐ **ABSTAIN**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3 AND 4.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature____________________ **Signature**____________________ **Date**__________, **2014.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

DLH HOLDINGS CORP.

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

As a shareholder of DLH Holdings Corp., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on February 12, 2014.

Vote Your Proxy on the Internet:

Go to www.cstproxyvote.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

OR

Vote Your Proxy by Phone:
Call 1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

OR

Vote Your Proxy by mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

{N0038199 }

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DLH HOLDINGS CORP.

The undersigned appoints Zachary C. Parker and Frederick G. Wasserman, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of DLH Holdings Corp. held of record by the undersigned at the close of business on December 20, 2013 at the Annual Meeting of Shareholders of DLH Holdings Corp. to be held on February 13, 2014, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

{N0038199 }